UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2017
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2017 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Wednesday, June 7, 2017 at the Company’s training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts.

Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

For the 2017 annual meeting, we are again using the “notice and access” method of providing proxy materials via the internet. On or about April 29, 2017, we will be mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2017 proxy statement and the 2016 annual report to shareholders (including our 2016 annual report on Form 10-K) and instructions on how to vote. The e-proxy notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials.

Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described in the e-proxy notice you receive.

Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.

Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the annual meeting on June 7.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2017 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, June 7, 2017 at the Company’s training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts, for the following purposes:

1.	To elect four (4) Class I members of the Board of Directors of the Company to serve until the 2020 annual meeting of shareholders and until their respective successors are duly elected;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To approve an amendment to Section 6(m) of the Company’s 2014 Annual CEO Incentive Plan;

5.	To approve the Company’s Amended and Restated Management Incentive Plan;

6.
To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year; and

7.	To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on April 17, 2017 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
April 26, 2017
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE YOU RECEIVE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2017: The Notice of Annual Meeting, Proxy Statement, and 2016 Annual Report to Shareholders (including the 2016 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

PROXY STATEMENT
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2017 annual meeting of shareholders and any adjournment thereof. The annual meeting will be held at the Company's training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts, on June 7, 2017, commencing at 10:00 a.m., local time.
PROXY SOLICITATION
For the 2017 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. As a beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the e-proxy notice you receive. If you request a paper copy of the proxy materials, your broker or nominee will enclose or provide voting instructions for you to vote your shares. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about April 29, 2017.

INFORMATION AS TO VOTING SECURITIES
On April 17, 2017, the record date for the annual meeting, there were 57,209,350 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect four Class I directors, (ii) approve an advisory vote on executive compensation, (iii) approve an advisory vote on the frequency of future advisory votes on executive compensation, (iv) approve an amendment to Section 6(m) of the Company’s 2014 CEO Annual Incentive Plan, (v) approve the Company’s Amended and Restated Management Incentive Plan, and (vi) ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year. Election of each of the Class I directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. The advisory votes on executive compensation and frequency of future advisory votes on executive compensation, and the proposals for approval of the Company’s Amended and Restated Management Incentive Plan and ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting.
Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of the proposed election of the Class I directors or the proposals on advisory approval of executive compensation and the frequency of future votes on executive compensation or for approval of an amendment to Section 6(m) of the Company’s 2014 Annual CEO Incentive Plan and of the Company’s Amended and Restated Management Incentive Plan. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” of the Company's common stock as of April 17, 2017, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise dispositive power, or to share in the right to vote or exercise dispositive power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and dispositive power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Alan S. McKim	4,379,713	7.7
Eugene Banucci	32,901	*
Edward G. Galante	14,571	*
Rod Marlin	48,901	*
John T. Preston	14,970	*
Andrea Robertson	15,170	*
Thomas J. Shields	16,587	*
Lauren C. States	2,756	*
John R. Welch	12,162	*
Michael L. Battles	40,757	*
Eric W. Gerstenberg	83,513	*
David M. Parry	44,357	*
Brian P. Weber	50,011	*
All current directors and executive officers as a group (20 persons)	5,065,073	8.9
_______________________

*	Less than 1%

The following table shows each person or entity which, to the Company's knowledge, as of April 17, 2017, “beneficially owned” (as that term is defined above) 5% or more of the total of 57,209,350 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and dispositive power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Wellington Management Company LLP	6,140,425	(1)	10.7%
280 Congress Street
Boston, MA 02210

Alan S. McKim	4,364,713		7.7%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061

BlackRock, Inc.	4,089,106	(2)	7.1%
55 East 52nd Street
New York, NY 10022

SouthernSun Asset Management LLC	3,942,503	(3)	6.9%
6070 Poplar Avenue, Suite 300
Memphis, TN 38119

The Vanguard Group	3,877,418	(4)	6.8%
100 Vanguard Blvd.
Malvern, PA 19355
_________________________

(1)
Based upon Amendment No. 5 to Schedule 13G dated December 30, 2016 filed with the SEC, Wellington Management Company LLP is deemed to have beneficial ownership of 6,140,425 shares of common stock, of which such entity held shared dispositive power as to 6,140,425 shares and shared voting power as to 4,452,671 shares.

(2)
Based upon Amendment No. 3 to Schedule 13G dated December 31, 2016 filed with the SEC, BlackRock, Inc. is deemed to have beneficial ownership of 4,089,106 shares of common stock, of which such entity held sole dispositive power as to 4,089,106 shares and sole voting power as to 3,872,942 shares.

(3)
Based upon Schedule 13G dated December 31, 2016 filed with the SEC, SouthernSun Asset Management LLC is deemed to have beneficial ownership of 3,942,503 shares of common stock, of which such entity held sole dispositive power as to 3,942,503 shares and sole voting power as to 3,758,624 shares.

(4)
Based upon Amendment No. 4 to Schedule 13G dated December 31, 2016 filed with the SEC, The Vanguard Group is deemed to have beneficial ownership of 3,877,418 shares of common stock, of which such entity held sole dispositive power as to 3,843,471 shares, sole voting power as to 31,484 shares, shared dispositive power as to 33,947 shares and shared voting power as to 5,665 shares.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company's By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management, and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chairman and Chief Executive Officer, all of the current members of the Board are “independent” directors as defined by the rules of the New York Stock Exchange.
During 2016, the Board held nine meetings, of which five were held by conference call or unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the Committees on which they served. All members of the Board also attended the 2016 annual meeting of shareholders.
The Board of Directors of the Company is currently composed of nine directors classified into three classes. There are now four Class I directors, three Class II directors, and two Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class I directors, Eugene Banucci, Edward Galante, Thomas Shields and John Welch, will expire at the 2017 annual meeting. The Board has nominated the four current Class I directors to stand for re-election as Class I directors.
Director Nomination Process and Diversity
As more fully described below under “Corporate Governance - Board Committees,” the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. In evaluating the suitability of individual Board members, the Committee and the full Board do not have any formal policy with regard to racial or gender diversity. In evaluating the suitability of individual Board members, the Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. In determining whether to recommend a director for re-election, the Committee and the full Board also consider the director's past attendance at meetings and contributions to the activities of the Board.
In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2018 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than December 21, 2017. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, in the manner described below under “Corporate Governance - Communications to the Independent Directors.”
Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company's nine current directors. Such directors consist of the four current Class I directors, each of whom is standing for re-election, and the five other current directors who are not now standing for re-election but who will continue to serve in accordance with their current terms as Class II or Class III directors. This includes information each director has provided about his or her age, positions, principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings during the past ten years which might be relevant to service as a director. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board of Directors to the conclusion that he or she should serve as a director, the Committee and full Board also believe that all of the directors have high personal and professional ethics, integrity and values and that each of them has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, the Committee and full Board value significant experience on other company boards of directors and board committees.
Directors Standing for Re-election at the Meeting
This year there are four nominees standing for re-election as Class I directors; Eugene Banucci, Edward Galante, Thomas Shields and John R. Welch.
Eugene Banucci, age 73, is the founder and former Chairman and CEO of ATMI, Inc., a public company that was acquired by Entegris (ENTG) in 2014. ATMI was a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. He serves on the boards of directors of Cognex Corporation (Nasdaq: CGNX) and several private companies. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University. Dr. Banucci joined the Board in 2008 and now serves as the Lead Director of the Board. Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies.
Edward G. Galante, age 66, retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties and Research and Engineering. He also was responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University. He serves as a Vice Chairman of Northeastern's Board of Trustees. He also serves on the board of directors of Praxair, Inc. (NYSE: PX), where he chairs the compensation and executive development committee and sits on the governance and nominating committee and the technology, safety and sustainability committee; Celanese Corporation (NYSE: CE), where he serves as the lead independent director and is a member of the compensation committee and environmental safety, health and public policy committee; Tesoro Corporation ( NYSE: TSO) where he serves on the compensation committee and environmental, health, safety and security committee; and the United Way Foundation of Metropolitan Dallas. Mr. Galante joined the Board in 2010 and now serves as Chairman of the Corporate Governance Committee and on the Compensation Committee. In addition to his extensive experience with Exxon Mobil in the oil and gas industry, which accounts for a significant portion of the Company's business, Mr. Galante's responsibility for Exxon Mobil's Public Affairs and Safety, Health and Environmental activities and his services as a director and board committee member of three other major public corporations give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters.
Thomas J. Shields, age 70, is a Managing Director of Shields & Company, Inc., a privately-held investment banking firm that he co-founded in 1991. He has served on the boards of other public companies and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School. He joined the Board in 1999, served as Chairman of the Audit Committee from 2005 to 2016, and now serves as Chairman of the Compensation Committee and on the Audit Committee. He is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934. Mr. Shields brings to the Board considerable investment banking skills and experience as a director of private and public companies.
John R. Welch, age 60 was until June 2015 a Director (Senior Partner) in the Boston office of McKinsey & Company, an international business consulting firm, and is now a Director Emeritus. As a Director, he served clients across a variety of industries for 29 years. From 2007 to 2012, he was the Managing Partner of McKinsey’s New England Practice, and from 2001 to 2005 he led the firm’s Strategy Practice. He has written several articles on mergers and acquisitions and capital markets approach to strategy. He was a leader of McKinsey’s internal training program throughout his career and serves on the McKinsey Committee which evaluates and elects partners. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum and worked in the Municipal Lending Group at Bank of America. Mr. Welch is also now an adjunct teacher at the Carroll School of Management at Boston College. Mr. Welch joined the

Board in 2014 and now serves on the Audit and Corporate Governance Committees. He holds an MBA from the University of Chicago, where he has completed all his coursework towards a PhD in Finance, and BS and MS degrees in chemical engineering from Cornell University. Mr. Welch brings to the Board his considerable experience in business consulting, operations and finance.
Continuing Directors Not Standing for Re-election at the Meeting
Alan S. McKim, age 62, founded the Company in 1980 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. He also now serves as the Company’s President. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business. He now serves on Northeastern University's Board of Trustees, and holds an honorary doctorate from the Massachusetts Maritime Academy. Mr. McKim is recognized as an industry leader, with over 35 years experience in the environmental services business, and is the largest individual shareholder of the Company. His current term as a Class II Director will expire in 2018.
Rod Marlin, age 69, was the President and Chief Executive Officer of Eveready Inc., a public company listed on the Toronto Stock Exchange headquartered in Edmonton, Alberta, and its predecessors from 2002 until the Company's acquisition of Eveready on July 31, 2009. From October 2009 until January 2014, Mr. Marlin was the Chief Executive Officer of ENTREC Corporation, a public Canadian company listed on the TSX Exchange which provides crane, heavy haul transportation, engineering, logistics and related services. Mr. Marlin ceased to be the chief executive officer of ENTREC in January 2014, but currently serves as Executive Chairman. Mr. Marlin joined the Board in 2009 and now serves on the Compensation and Corporate Governance Committees. Mr. Marlin brings to the Board extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling various Canadian businesses. Approximately 19.5% of Clean Harbors' total revenues during 2016 were recorded in Canada. Mr. Marlin’s term as a current Class II director will expire in 2018.
John T. Preston, age 67, is the Managing Partner of TEM Capital, a privately-held equity investment company, and President and Chief Executive Officer of Continuum Energy Technologies LLC, a private company. Mr. Preston is currently a director of numerous private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). From 1986 to 1992 he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University. He joined the Board in 1995 and now serves on the Corporate Governance and Compensation Committees. Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance. His current term as a Class II director will expire in 2018.
Andrea Robertson, age 59, was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant and has served as a director of the Company since June 2004. She is a member of the Board of Trustees of Merrimack College and the Board of Directors of Prevent Child Abuse America. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act and now serves as the Chair of the Board's Audit Committee and on the Compensation Committee. Ms. Robertson brings to the Board considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions. Her current term as a Class III director will expire in 2019.
Lauren C. States, age 60, retired in 2014 after more than 36 years with IBM Corporation. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and was a member of the Growth and Transformation senior leadership team. Her principal responsibilities included leading the global sales force strategy and go-to-market for IBM’s multi-billion dollar software business. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing, working with clients to provide insights to the company’s strategy and serving as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, transformation, sales and talent development. Ms. States received her Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania. In 2015, she completed a Fellowship with Harvard University’s Advanced Leadership Initiative. She is a director of Webster Bank (NYSE:WBS), a publicly-held company headquartered in

Waterbury, CT, and is a member of the board of ScriptEd, a not-for-profit organization. She also serves as a Trustee for International House, New York. Ms. States brings to the Board her considerable experience in sales, technology and strategy. She has served on the Board since March 20, 2016, and now serves on the Audit and Corporate Governance Committees. Her current term as a Class III director will expire in 2019.
Election of each of the four Class I directors who are standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Messrs. Banucci, Galante, Shields and Welch as Class I directors of the Company for a three-year term, until the 2020 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Messrs. Banucci, Galante, Shields and Welch as Class I directors.
CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and by statute all public Massachusetts corporations have a staggered board of directors, with either two or three classes of directors, unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board promotes continuity and stability.
Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. Mr. McKim also now serves as the Company’s President. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board. The Lead Director is an independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Eugene Banucci now serves as the Lead Director. Dr. Banucci joined the Board in 2008, and, prior to his election as Lead Director in 2016, served as Chairman of the Compensation Committee and a member of the Audit Committee. The Board also determined in 2016 that the Chairs of each of the Board’s three committees should periodically change, and each independent director is now expected to serve on at least two committees, except for the Lead Director, who is eligible to attend all committee meetings but may only vote on committee matters where he or she is a member of the committee.
The Board believes its leadership structure to be the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company through its growth. As the Company's largest individual shareholder, Mr. McKim’s interests are significantly aligned with those of the shareholders. The Board also believes this structure is appropriate because all of the Company’s directors other than Mr. McKim are “independent,” as described below, and the Board elects from the independent directors a Lead Director with the authority described above.
Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company's Board of Directors has adopted Corporate Governance Guidelines, charters for each of the Board's committees described below, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were approved by the Audit Committee or the full Board of Directors, such wavier would also be posted on the corporate website.

Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board be “independent,” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

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The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

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The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

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(A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

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The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

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The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.

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Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

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Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

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Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, Edward G. Galante, Rod Marlin, John T. Preston, Andrea Robertson, Thomas J. Shields, Lauren C. States, and John R. Welch. Accordingly, the Board has determined that eight out of the total of nine current members of the Board are independent. The Board has also determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that Alan S. McKim is not independent, because he is an employee of the Company.
Board Committees
The Board has established three committees: the Audit Committee, Compensation Committee and Corporate Governance Committee. At its meeting in December 2016, the Board also approved a charter for a new Environmental, Health and Safety Committee which will begin functioning in 2017. The Board has determined that each committee of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each committee member is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience, as described above under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. All members of the three committees are appointed by the Board, and each committee operates under a charter approved by the Board and available on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
Audit Committee
Since the June 2016 annual meeting of shareholders, Andrea Robertson, Chair, Lauren States, Thomas Shields and John Welch have served on the Audit Committee. The primary functions of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm, and fulfill its oversight responsibilities relating to the integrity of the Company's financial statements and policies with respect to risk assessment and risk management. During 2016, there were five meetings of the Audit Committee.
Compensation Committee
Since the June 2016 annual meeting of shareholders, Thomas Shields, Chairman, Edward Galante, John T. Preston, Rod Marlin and Andrea Robertson have served on the Compensation Committee. The primary responsibilities of the Compensation Committee include the following: recommend to the full Board the base salary for the Chief Executive Officer; review and approve the base salary for the other senior executive officers; administer the Company's management incentive cash bonus plans (which now consist of the Annual CEO Incentive Plan, the Management Incentive Plan, and the Senior Executive Incentive Program, each as described below under “Compensation Discussion and Analysis”) and equity incentive plans; review and approve the Company’s other management compensation policies; oversee the trustees of the Company's 401(k) Plan (for U.S. citizens) and Registered Retired Savings Plan (for Canadian citizens); consider issues relating to executive succession planning; work with the CEO in developing near the beginning of each fiscal year annual goals for the CEO and his senior executive staff, and determine over the course of each fiscal year whether any changes to such goals are necessary in order to adjust for effects of extraordinary events during the year, such as a major acquisition or divestiture or a change in generally accepted accounting principles ("GAAP"). Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations. In connection with each such selection, the Committee considers factors that could bear on the independence of each such advisor. Following the completion of each fiscal year, the Committee evaluates the level of success of the CEO and senior executive staff in achieving their goals during the prior year and, based upon the degree of their success, determines the level of bonuses (if any) payable to the CEO and senior executive staff. The Compensation Committee held 12 meetings during 2016, of which eight were by written consent.
Corporate Governance Committee
Since the June 2016 annual meeting of shareholders, Edward Galante, Chairman, John Preston, Rod Marlin, Lauren States and John Welch have served on the Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and Board officers, recommend committee structures, review director independence and compensation, monitor the Company's social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee held four meetings during 2016.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation Committee during the last fiscal year (Mr. Shields, Mr. Galante, Mr. Marlin, Mr. Preston and Ms. Robertson) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Eugene Banucci, Lead Director, c/o Michael McDonald, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or mcdonaldm@cleanharbors.com. Any such correspondence received will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, including cyber risk, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to present the most likely sources of material future risks and how the Company is addressing or plans to address any significant potential vulnerability.

DIRECTOR COMPENSATION
Effective as of the June 8, 2016 annual meeting of shareholders, the Company has paid to each non-employee director an annual cash retainer fee of $70,000, plus $24,000 for serving as the Chair of the Audit Committee, $15,000 for serving as the Chair of the Compensation Committee, $12,000 for serving as the Chair of the Corporate Governance Committee, and $25,000 for serving as the Lead Director. Directors are not paid for attendance at meetings, but they are reimbursed for expenses they incur in connection with service on the Board and its Committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
In addition to the cash compensation described above, immediately following the 2016 annual meeting of shareholders, each non-employee director either elected at the annual meeting or continuing to serve as a director received, under the Company’s 2010 Stock Incentive Plan, such number of restricted shares of the Company's common stock as had a market value of approximately $120,000 on the date of such meeting, resulting in a grant of 2,210 restricted shares to each non-employee director. All of the restricted shares granted to the non-employee directors on June 8, 2016, will vest at the start of the 2017 annual meeting of shareholders provided such directors continue to serve as directors through such date.
The following table describes the compensation paid by the Company to each of the persons who served as non-employee directors during 2016:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$85,918	$120,003	$—	$—	$205,921
John P. DeVillars(3)	$40,109	$—	$—	$—	$40,109
Edward G. Galante	$77,000	$120,003	$—	$—	$197,003
Rod Marlin	$65,000	$120,003	$—	$—	$185,003
Daniel J. McCarthy(3)	$52,228	$—	$—	$—	$52,228
John T. Preston	$68,000	$120,003	$—	$—	$188,003
Andrea Robertson	$85,750	$120,003	$—	$—	$205,753
Thomas J. Shields	$85,500	$120,003	$—	$—	$205,503
Lauren C. States(4)	$35,000	$120,003	$—	$—	$155,003
John R. Welch	$65,000	$120,003	$—	$—	$185,003
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(1)
The fair value of stock awards is calculated based on the value of the awards on the respective dates of grant using the closing price of the Company's common stock on such dates. The aggregate number of unvested restricted shares held by each non-employee director as of December 31, 2016 was as follows: Dr. Banucci (2,210 shares), Mr. Galante (2,210 shares), Mr. Marlin (2,210 shares), Mr. Preston (2,210 shares), Ms. Robertson (2,210 shares), Mr. Shields (2,210 shares), Ms. States (2,210 shares) and Mr. Welch (2,210 shares).

(2)
None of the non-employee directors was granted any stock options during 2016, nor were any stock options held by them repriced or otherwise modified. There are currently no shares subject to stock options (vested and unvested) held by non-employee directors.

(3)	Messrs. DeVillars and McCarthy retired from the Board at the annual meeting of the Company's shareholders on June 8, 2016.

(4)	Ms. States was appointed by the Board as an additional director on March 20, 2016 and elected as a director at the annual meeting of the Company's shareholders on June 8, 2016.

EXECUTIVE OFFICERS

The Company’s current executive officers and their respective ages as of February 22, 2017, are as follows:

Name	Age	Position
Alan S. McKim	62	Chairman of the Board of Directors, President and Chief Executive Officer
Michael L. Battles	48	Executive Vice President and Chief Financial Officer
Mark G. Bouldin	57	President, Kleen Performance Products*
George L. Curtis	58	Executive Vice President, Pricing and Proposals*
Eric J. Dugas	38	Vice President, Corporate Controller and Chief Accounting Officer
Eric W. Gerstenberg	48	Chief Operating Officer
Eric A. Kraus	55	Executive Vice President, Corporate Communications and Public Affairs
Marvin Lefebvre	59	President and Country Manager, Clean Harbors Canada*
David M. Parry	50	President, North America Sales and Regional Operations*
Michael J. Twohig	54	Executive Vice President and Chief Administrative Officer*
David J. Vergo	47	President of Safety-Kleen*
Brian P. Weber	49	Executive Vice President, Corporate Planning and Development*
_________________________

*	Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He has been a director of the Company since its formation and serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University.

Michael L. Battles is Executive Vice President and Chief Financial Officer. He was appointed to that position in January 2016. Mr. Battles joined the Company in September 2013 as Senior Vice President, Corporate Controller and Chief Accounting Officer. Mr. Battles previously served in a variety of senior financial positions at PerkinElmer Inc., a global leader in human and environmental health. Most recently, he was Vice President and Chief Financial Officer of PerkinElmer’s Human Health business, directing financial planning across each of the business units within Human Health. Prior to his role in Human Health, he served as Chief Accounting Officer for several years and Acting Chief Financial Officer during a one-year search period. Mr. Battles holds a BS in Business Administration with a concentration in Accounting from the University of Vermont and is a certified public accountant.

Mark G. Bouldin is President, Kleen Performance Products. Prior to being appointed to that position in 2016, he was Safety-Kleen’s Executive Vice President of Supply & Refinery Economics. He joined Safety-Kleen in April 2014 as Senior Vice President Oil Re-Refining Specialty Products. Prior to Safety-Kleen, Mr. Bouldin held several sales and management positions at Shell Oil Company and Sunoco, as well as being President of PebbleCrest Materials for a seven-year period. He earned a Masters of Technical Chemistry from Braunschweig University of Technology in Germany and PhD in Chemical Engineering from the University of Hamburg, Germany.

George L. Curtis is Executive Vice President, Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.

Eric J. Dugas is Vice President, Corporate Controller and Chief Accounting Officer. He was appointed to that position in January 2016. Prior to joining the Company in March 2014 as Director of External Reporting and Technical Accounting, Mr. Dugas spent 13 years with Deloitte & Touche LLP where he held several positions of increasing management responsibility. Mr. Dugas earned a Bachelor of Science in Accounting from Boston College and is a certified public accountant.

Eric W. Gerstenberg is Chief Operating Officer. He was appointed to that position in January 2015. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services and became President, Environmental Services in June 2014. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company, including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a BS in Engineering from Syracuse University.

Eric A. Kraus is Executive Vice President, Corporate Communications and Public Affairs. Prior to joining Clean Harbors in December 2014, Mr. Kraus was Senior Vice President, Chief Communications and Corporate Affairs Officer for Bacardi Ltd. Previously, Mr. Kraus was Senior Vice President, Corporate Communications and Public Affairs, at Covidien plc. Mr. Kraus also was Vice President, External Relations, Gillette, for The Procter & Gamble Company, a position he assumed following the October 2005 merger of Procter & Gamble and The Gillette Company, where he served as Vice President, Corporate Communications and Public Affairs. Mr. Kraus graduated from Boston University.

Marvin Lefebvre is President and Country Manager, Clean Harbors Canada. He was previously President, Oil & Gas Field Services. Prior to the Company’s acquisition of Eveready on July 31, 2009, Mr. Lefebvre was Vice President, Operations of Eveready since March 2005. Prior to March 2005, Mr. Lefebvre was the President and Chief Executive Officer of the former River Valley Energy Services Ltd., the predecessor to River Valley Income Fund, from July 2002 until the completion of the reorganization of that entity into River Valley Income Fund. Mr. Lefebvre was also the director and sole shareholder of River Valley Construction Ltd. from 1988 to 2000 and the President and a director of River Valley Contracting Ltd. and River Valley Drilling Inc. from 2000 until its amalgamation with its parent company, the former River Valley Energy Services Ltd.

David M. Parry is President, North America Sales and Regional Operations. Mr. Parry joined the Company in 1988 and has served in a variety of management positions including most recently President, Industrial and Field Services. He also previously held the positions of Executive Vice President - Energy and Industrial Services, Senior Vice President of Eastern Operations, Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a BS in Engineering from the Massachusetts Maritime Academy.

Michael J. Twohig is Executive Vice President and Chief Administrative Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Senior Vice President and Chief Information Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.

David J. Vergo is the President of Safety-Kleen. He joined the Company in October 2016, following a 25-year career in the environmental and chemical industries, from Univar, the largest chemical distributor in the United States, where he most recently was the President of Industrial Chemical Sales. Prior to Univar, Mr. Vergo worked for Dow Chemical as the Business Director and Global Marketing Manager of the world’s largest solvent business. In addition, he held other roles at Dow, including as Director of Distribution and Strategic Planning Leader, where he led the formation of the Dow Oil and Gas business unit. Mr. Vergo spent the first six years of his career in the environmental industry with PDC Environmental Services in Peoria, Ill., a solid and hazardous waste full-service company. He holds a BA in Chemistry from Bradley University and an MBA from Cardinal Stritch University.

Brian P. Weber is Executive Vice President, Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS

During the fiscal year from January 1 to December 31, 2016, the Company entered into the following transactions with entities or persons affiliated with a director or executive officer of the Company and made payments of:

(i) approximately $3.0 million to McKinsey & Company, an international consulting firm for which John R. Welch, a director of the Company, was until June 2015 a Director (Senior Partner) and is now an Emeritus Director, for project-based consulting services relating to the Strategic Review of Clean Harbors, which fees represented significantly less than 1.0% of McKinsey & Company’s total revenues for 2016;

(ii) approximately $0.22 million to ENTREC Corporation, a publicly-held company of which Rod Marlin, a director of the Company, was from 2009 until January 2014 the Chairman and Chief Executive Officer, is now the Executive Chairman and of which he beneficially owns approximately 2.0% of the outstanding common shares, for crane and transport services, which fees represented less than 1.0% of ENTREC’s total revenues for 2016;

(iii) approximately $0.5 million to companies controlled or influenced by Marvin Lefebvre, the President and Country Manager, Clean Harbors Canada, or by members of his family, for real property rental and related costs and equipment rental and repair costs; and

(iv) approximately $238,000 to William McKim (the son of Alan S. McKim, the Company’s Chief Executive Officer), and approximately $205,000 CAD to Ryan Lefebvre (the son of Marvin Lefebvre, President and Country Manager, Clean Harbors Canada), as compensation for their respective employment by subsidiaries of the Company.

All of the transactions described in the paragraphs above occurred in the Company's normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.

Except as described in the preceding paragraphs, the Company did not participate during 2016 in any transactions involving amounts exceeding $120,000 in which any of the Company's directors, executive officers or beneficial holders of more than 5% of the Company's common stock or any of their immediate family members, had a direct or indirect material interest.

Under the written charter of the Audit Committee of the Company’s Board of Directors, the Committee reviews and approves all related party transactions which are required to be disclosed in the Company’s filings with the Securities and Exchange Commission. The Audit Committee is composed solely of directors who satisfy the independence requirements of the New York Stock Exchange for membership on such Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table below for the Company’s Named Executive Officers. For 2016, the Company’s Named Executive Officers consisted of the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”), the three other executive officers who were employed by the Company at the end of 2016 and had the highest total compensation for 2016, and James M. Rutledge, who served as the Company’s Vice Chairman and President until his retirement on September 27, 2016. This Compensation Discussion and Analysis discusses the corporate and individual performance goals for senior executive officers, including the Named Executive Officers. Those goals are disclosed in the limited context of the Company’s executive compensation programs and investors should not interpret them as statements of the Company’s expectations or as any form of guidance.
The Company’s executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareholder value. The Compensation Committee of the Company’s Board of Directors (the “Committee”), which for 2016 consisted of the five independent directors named below, believes in pay-for-performance. The Committee designs the Company’s compensation programs so that if all performance goals for cash bonuses and equity incentives are satisfied, approximately 55% of total compensation for each executive officer will be performance-based and the remaining 45% will be in the form of base salary, benefits and time-vesting restricted shares. The Committee has not granted any stock options to any of its executive officers in the past ten years. For years in which the Company’s overall performance results in a significant portion of the performance goals established by the Committee not being satisfied, the Company’s executives receive less total compensation and the base salary, benefits and time-vesting restricted shares represent more than 45% of such total.
In establishing on an annual basis the goals for performance-based cash bonuses and restricted share grants, the Committee has set those goals at levels believed to be sufficiently difficult to achieve in order to provide a significant incentive for participants to improve the Company's performance. The Committee has obtained advice from CFS Consulting, Inc. (“CFS”), concerning the structuring of the Company's executive compensation plans. CFS is a firm specializing in the development and implementation of executive compensation systems and has advised the Committee that, while the

Company’s incentive plans are generally comparable to those of other companies of similar size and industry group, the actual payouts which the Company has made to its executive officers in recent years have been significantly less than a majority of comparable companies.
The Company’s business faced significant headwinds during 2016, including lower crude oil prices resulting in a corresponding reduction in the base oil prices, the effect of the lower value of the Canadian dollar on the Company’s Canadian business, and a significant decline in investment and business activity in the oil sands region of Canada resulting in increasingly competitive pricing. These external factors all contributed significantly to lower than targeted performance-based compensation. Because of the Company’s overall performance during 2016, none of the cash bonuses which could potentially have been payable for that year under the Company’s CEO Annual Incentive Bonus Plan (for the CEO) or the Company’s Management Incentive Plan (for senior managers other than the CEO) were paid, and only 18% of the total performance-based restricted shares granted under each of the Company’s 2015/16 and 2016/17 Long-Term Equity Incentive Programs vested during 2016, subject to continued future employment.
Some of the key factors which related to performance-based compensation for 2016 were as follows:

•	The Company’s total revenue for 2016 decreased 15.9% to $2.755 billion, compared with $3.275 billion for 2015.

•
The Company’s “Adjusted EBITDA” for 2016 decreased 20.6% to $400.4 million, compared with $504.2 million for 2015. The Company’s Adjusted EBITDA is reported and reconciled to the Company’s net income on page 27 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 which accompanies this proxy statement. Adjusted EBITDA consists of net (loss) income, as determined in accordance with GAAP, plus accretion of environmental liabilities, depreciation and amortization, net interest expense, provision for the income taxes, other gains or non-cash charges (including gain on sale of business and goodwill impairment charges) not deemed representative of fundamental operating results and excludes other income and expense, net.

•
The Company’s Return on Invested Capital, or “ROIC,” consisting of the Company’s “Net Operating Profit” (Adjusted EBITDA less the amounts of depreciation, amortization and taxes which were added to net income for purposes of calculating Adjusted EBITDA), divided by the Company’s average “Invested Capital” (the Company’s total equity and debt less available cash) during the year, was 2.7% for 2016, compared to 5.4% for 2015.

•	The Company’s “Free Cash Flow,” consisting of the Company’s cash flow from operations, less capital expenditures (net of disposals), was $61.1 million for 2016, compared to $145.4 million for 2015.

•	The Company’s health and safety compliance performance, as measured by the total recordable incident rate (“TRIR”), improved to 1.18 for 2016, compared with 1.33 for 2015.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors currently consists of five independent directors. The Committee’s major responsibilities are to recommend to the full Board the base salary for the Company’s CEO, review and approve the base salaries for the other senior executive officers, administer the Company’s management incentive cash bonus and equity incentive plans, review and approve the Company’s other management compensation policies, and oversee the trustees of the Company’s 401(k) Plan (for U.S. citizens) and Registered Retired Savings Plan (for Canadian citizens). The Committee also considers issues relating to executive succession. As part of such responsibilities, the Committee administers the Company’s CEO Annual Incentive Bonus Plan, Management Incentive Plan, and equity incentive plans described below.
On March 3, 2013, the Committee delegated to Alan S. McKim, the Company’s CEO, authority to issue each year up to a total of 40,000 performance-based restricted shares under the Company’s Long-Term Equity Incentive Programs and up to a total of 40,000 time-vesting restricted shares under the Company’s 2010 Stock Incentive Plan, each as described below, provided that no one individual would receive more than 3,000 performance-based restricted shares or 3,000 time-vesting restricted shares and no grants (without specific Committee approval) would be made to any Named Executive Officer. On December 13, 2016, the Committee increased from 40,000 to 100,000 the total number of performance-based and time-vesting restricted shares which Mr. McKim is authorized to issue, although retaining the 3,000 share limit for any one individual. All other cash bonuses and equity incentive awards for the CEO and other senior executive officers are granted by the Committee. Near the beginning of each year, the Committee works with the Company’s CEO and Head of

Human Resources to establish criteria and performance goals for awards under the cash incentive bonus and equity incentive plans and then determines over the course of the year whether any modifications to such goals are appropriate to adjust for the effects of extraordinary events (such as a major acquisition or divestiture or a change in GAAP). Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year have been achieved, the amount (if any) of cash bonuses which the Company will pay to the CEO and other executive officers for that year, and the number (if any) of performance-based restricted shares which are to vest, subject to continued future employment, based on the Company’s performance during the year. The Committee also considers proposals from the CEO and Head of Human Resources for determination of compensation for members of senior management.
Consideration of Recent Shareholder Advisory Vote on Executive Compensation

At the Company’s annual meeting of shareholders held on June 8, 2016, the Company’s shareholders approved by a favorable vote of 99.1% of the shares cast on such proposal an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company’s proxy statement for such annual meeting. The Compensation Committee considered the results of that advisory vote in connection with its determination of compensation for 2016 by continuing the “pay-for-performance” philosophy and objectives used in prior years.
Compensation Philosophy and Objectives

The Compensation Committee’s fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making approximately 55% of total potential compensation performance-based. Potential compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives primarily through performance-based restricted shares.
Use of Compensation Consultants
Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations and, in connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company. In order to evaluate the competitiveness and appropriateness of the Company’s total compensation and mix of compensation for executive officers, the Committee in August 2012 engaged CFS Consulting, Inc. (“CFS”), a firm specializing in development and implementation of executive compensation systems, to perform a market survey and prepare a report on compensation for executive officers. That review updated the market survey and report which CFS had performed for the Committee in 2010 and 2011.
CFS delivered its report to the Compensation Committee in November 2012 and, in August 2013, the Compensation Committee also hired CFS to prepare a further update on executive compensation, which CFS delivered to the Committee dated September 10, 2013. The Committee considered those reports from CFS for purposes of the Committee’s decisions relating to compensation as described in this Compensation Discussion and Analysis. In light of those two reports by CFS, the Committee concluded it was not appropriate to incur the cost of obtaining in 2014, 2015 or 2016 any additional independent report relating to executive compensation, although the Committee did have less formal discussions with CFS during each of those years relating to developments concerning executive compensation. The Committee plans to retain CFS in 2017 to prepare an updated report on executive compensation. Except as described above, CFS did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2016, and the Committee believes that the work of CFS described above did not result in any conflicts of interest.
For purposes of the CFS reports delivered in November 2012 and September 2013, in addition to evaluation of larger regional and national surveys, CFS compiled a list of 19 peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. These companies are representative of the companies with which the Company competed during 2011-2012 for business and executive talent, and except for three significantly larger companies (Peabody Energy Corporation, Republic Services, Inc. and Waste Management, Inc.) and five significantly smaller companies (Perma-Fix Environmental Services, Inc., US Ecology, Inc., WCA Waste Corporation, TRC Companies, Inc. and MGE Energy Inc.), those peer companies generally had annual revenues for 2011 ranging from approximately 0.5 to 2.0 times the Company’s pro forma (after giving effect to the Company’s acquisition of Safety-Kleen,

Inc. (“Safety-Kleen”) in December 2012) annual revenue of approximately $3.2 billion for 2011. The companies selected by CFS for purposes of its reports were:

Perma-Fix Environmental Services, Inc.	Waste Connections, Inc.	Consolidated Energy Inc.
US Ecology, Inc.	Stericycle, Inc.	NuStar Energy L.P.
WCA Waste Corporation	EnergySolutions, Inc.	Cliffs Natural Resources Inc.
TRC Companies, Inc.	American Water Works Company, Inc.	Alpha National Resources, Inc.
MGE Energy Inc.	El Paso Corp.	Peabody Energy Corporation
Casella Waste Systems	Spectra Energy Corp.	Republic Services, Inc.
Waste Management, Inc.

Base Salary
As described above under “Role of the Compensation Committee,” the Compensation Committee recommends on an annual basis to the Company’s Board of Directors the base salary of the CEO, which base salary is then set by the full Board, and the Committee reviews and approves on an annual basis the base salary of each of the Company’s other Named Executive Officers and other senior executives. For 2014, 2015 and 2016, the Committee sought to recommend (for the CEO) and approve (for the other Named Executive Officer) base salaries which were approximately within the middle third of comparable companies. The Committee also took into consideration that the CEO, Alan S. McKim, founded the Company in 1980, has served as its CEO since that date, and is also the Company’s largest individual shareholder.
The Compensation Committee recommended that the annual base salary of Mr. McKim, the CEO, be set at $950,000 for 2014, $1,100,000 for 2015 (effective March 1, 2015), and $1,265,000 for 2016 (effective March 1, 2016), and the Company’s full Board approved those recommendations. The Committee approved annual base salaries of the other Named Executive Officers as follows: Michael L. Battles, who became the Company’s Chief Financial Officer on January 5, 2016 and was previously the Company’s Chief Accounting Officer, $295,000 for 2014, $309,750 for 2015, and $385,000 for 2016; Eric W. Gerstenberg, who became the Company’s Chief Operating Officer on January 20, 2015 and was previously President - Environmental Services, $500,000 for 2014 (effective June 1, 2014), and $575,000 for each of 2015 (effective March 1, 2015) and 2016; David M. Parry, President -North American Sales and Regional Operations, $395,000 for each of 2014, 2015 and 2016; Brian P. Weber, Executive Vice President – Corporate Planning and Development, $325,000 for 2014, $375,000 for 2015 (effective March 1, 2015), and $415,000 for 2016 (effective March 1, 2016); and James M. Rutledge, Vice Chairman and President until his retirement on September 27, 2016, $500,000 for each of 2014, 2015 and 2016.
Benefits
The Named Executive Officers and other senior executive officers received during 2016 the same benefits as other employees of the Company. In the US, these benefits consist of medical and dental coverage, paid 74% by the Company and 26% by the employee; life insurance equal to one times base salary with a cap of $1,000,000 (x1 for accidental death); long- and short-term disability insurance; and participation in the Company’s 401(k) Plan. In Canada, these benefits consist of medical and dental coverage, life insurance equal to two times base salary with a cap of $500,000 (x2 for accidental death); long- and short-term disability insurance with an overall cost share of 74% by the Company and 26% by the employee; and participation in the Company’s Registered Retirement Savings Plan.
Performance-Based Cash Bonuses
The Company maintained for 2016 two plans under which the Compensation Committee was authorized to potentially grant cash bonuses to the Named Executive Officers and other members of senior management based upon satisfaction of performance goals approved by the Committee during the first quarter of 2016. The first such plan is the 2014 CEO Annual Incentive Bonus Plan (the “CEO Annual Incentive Bonus Plan”), which was approved by the Company’s shareholders at the 2013 annual meeting and amended at the 2014 annual meeting, under which potential bonuses for the CEO were calculated for 2014 through 2016 and will be calculated for 2017 and 2018. The purpose of the CEO Annual Incentive Bonus Plan is to provide an incentive for the CEO to cause the Company to achieve specific performance goals for the year, and to do so in a manner which will allow full deductibility of the bonus under Section 162(m) of the Internal Revenue Code (the “Code”). The second such plan is the Management Incentive Plan (the “MIP”), which applies to senior executive officers other than the CEO and under which the Compensation Committee can award cash bonuses based on the

Company’s and such manager’s achievement of specific performance goals for the year. Acting on the recommendation of the Committee, the Company’s Board of Directors adopted the MIP on December 8, 2008, and amended and restated that Plan on each of May 10, 2010 and March 5, 2012. The amended and restated MIP was approved by the shareholders at the 2012 annual meeting, and bonuses paid pursuant to the MIP are intended to be fully deductible under Section 162(m) of the Code. As described under “Approval of the Company’s Amended and Restated Management Incentive Plan” elsewhere in this proxy statement, the Company’s board of directors approved, as recommended by the Committee, on March 8, 2017 an Amended and Restated MIP which will apply, subject to shareholder approval of such Plan at the annual meeting, for 2017 through 2021.
Bonus for 2016 under the CEO Annual Incentive Plan
The following table describes the goals for 2016 under the CEO Annual Incentive Plan established by the Compensation Committee at its meeting on March 8, 2016, the respective amounts of bonuses that could potentially have become payable at the threshold, midpoint and maximum levels for each of those goals, and the Committee’s determination on March 8, 2017 of the extent (if any) to which each of those goals was achieved during 2016.

	Threshold	Midpoint	Maximum	Achievement
Revenue [w/o acquisitions]
Goal	$2.752 Billion	$2.897 Billion	$3.187 Billion	$2.755 Billion
Potential bonus	$253,000	$506,000	$759,000	$253,000
Adjusted EBITDA
Goal	$400 Million	$500 Million	$550 Million	$400 Million
Potential bonus	$379,500	$759,000	$1,138,500	$379,500
TRIR
Goal	N/A	1.22	1.20	1.18
Potential bonus	$—	$506,000	$759,000	$759,000
Total	$632,500	$1,771,000	$2,656,500	$1,391,500
Although certain of the goals for 2016 established by the Committee under the CEO Annual Incentive Plan were satisfied as described in the above table, the Plan provides that, in deciding whether to grant a bonus under the Plan for any year, the Committee has discretion, if it deems it to be in the Company’s best interests, to decrease, but not increase, amounts which would otherwise potentially become payable. Because of the Company’s overall performance during 2016 and because the threshold Adjusted EBITDA goal for 2016 would not have been achieved if any bonus were paid under the Plan for that year, the Committee decided at its meeting on March 8, 2017 not to award to Mr. McKim any bonus for 2016 under the Plan.
The Committee believes that the performance goals established under the CEO Annual Incentive Bonus Plan for 2016 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those goals and that, by selecting improvements in health and safety statistics as one of the three goals for 2016, the goals were consistent with reducing the Company’s overall risks.
Bonuses for 2016 under the MIP
For 2016, the Compensation Committee selected “MIP EBITDA” as the goal for calculating potential bonuses under the MIP. As defined in the MIP, MIP EBITDA consists of the Company’s Adjusted EBITDA (as defined above under “Overview”) with certain adjustments established by the Committee for amounts which are not derived from the Company’s normal operations and over which the participants in the MIP do not exercise control. For 2016, those adjustments included integration and severance expenses (including related fees paid to third party consultants), and amounts based on changes in environmental liability estimates and foreign currency conversion rates.
For 2016, the Committee selected 66 managers to participate in the MIP, which included all of the Named Executive Officers other than the CEO (who does not participate in the MIP) and James M. Rutledge (who retired on September 27, 2016 and was therefore not eligible to receive a MIP bonus for 2016). Those potential bonuses were equal to between 10% and 50% (depending on their level of management responsibility) of the base salaries of those managers.

The table below describes the threshold, midpoint and maximum levels of the MIP EBITDA goal for 2016 established by the Compensation Committee at its meeting on March 8, 2016, the respective amounts of bonuses that could potentially have become payable at each of those levels, and the Committee’s determination at its meeting on March 8, 2017 of the extent to which that goal was achieved during 2016.

	Threshold	Midpoint	Maximum	Achievement
MIP EBITDA
Goal	$400 Million	$500 Million	$550 Million	$416 Million
Potential bonus (% of base pay)	1.7-16.7%	5.0-50.0%	7.0-70.0%	1.7 - 16.7%

In addition to their right to potentially receive bonuses along with the other members of senior management who participated in the MIP during 2016, the Committee selected on March 8, 2016, ten members of the executive staff who reported directly to the CEO, including each of the other Named Executive Officers, to participate in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Each participant in the SEIP had a potential right, provided he or she remained an employee of the Company at the time the MIP bonuses became potentially payable in March 2017, to receive a bonus (in addition to the bonus for 2016 for all MIP participants based on achievement of the MIP EBITDA goal described above) based on satisfaction of certain personal goals approved by the Committee during the first quarter of 2016. Potential bonuses under the SEIP were between 1.5% and 50% of base salary for achievement of each personal goal, subject to an aggregate maximum of between 30% and 100% (depending on the executive involved) of base salary for each SEIP participant if all such personal goals were fully satisfied.

As described in the table above, the Company’s MIP EBITDA for 2016 of $416 million exceeded the threshold MIP EBITDA goal established by the Committee for 2016. Furthermore, during 2016, each of the Named Executive Officers (other than the CEO) satisfied certain of his respective personal goals established by the Committee under the SEIP. However, the terms of the MIP (which includes the SEIP) provide that, in deciding whether to grant bonuses under the MIP to any participant for any year, the Committee has discretion, if it deems it to be in the Company’s best interests, to decrease, but not increase, amounts which would otherwise potentially become payable. Because of the Company’s overall performance during 2016 the Committee decided not to grant any MIP bonuses for 2016.
The Committee believes that the MIP EBITDA goal and SEIP personal goals established under the MIP for 2016 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals, and that, by including improvements in health and safety in the SEIP personal goals of certain of the Named Executive Officers, the goals were consistent with reducing the Company’s overall risks.
Long-Term Equity Incentives
The final element of compensation for senior executives is long-term equity incentives, designed to align the interests of participants with those of the Company’s shareholders and encourage retention of senior executives through periodic vesting. Since 2005, the Compensation Committee has not provided stock options to any executive officers and all of the equity incentives provided have been in two forms, namely (i) performance-based restricted shares (“performance shares”) which vest (subject to continued employment) only if the Company satisfies certain performance goals established on an annual basis by the Compensation Committee and (ii) time-vesting restricted shares (“restricted shares”) which vest only if the recipient remains employed by the Company on certain specified future dates and which therefore serve as a retention incentive. Because of his substantial holding of the Company’s shares derived from being the Company’s founder, Alan McKim refused prior to 2015 to accept any grant of an equity incentive. However, commencing in 2015, the Committee (with Mr. McKim’s consent) has granted to Mr. McKim certain performance shares in order to bring Mr. McKim’s total potential compensation (base salary, bonuses payable under the CEO Annual Incentive Plan, and performance shares) to an aggregate amount which would be representative of total potential CEO compensation for approximately the middle third of comparable companies. In addition, as described below, the Committee awarded on March 8, 2017, to Mr. McKim, 15,000 time-vesting restricted shares which will vest, subject to continued employment, over the next three years.
Prior to 2010, awards of restricted shares, with vesting contingent upon continued employment over a specific term, were generally limited to newly-hired or promoted employees. In 2010, the Committee commenced granting, in addition to performance shares as described below, to certain executive officers, other than the CEO, restricted shares which vest over time depending on continued employment. During 2016, the Committee and the CEO (under delegated authority from the

Committee) granted a total of 375,812 restricted shares to a total of 212 executive officers and other senior managers, with vesting generally over either a three or five-year period. During 2016, Mr. Battles, the CFO, received 18,131 of such shares, Mr. Gerstenberg, the Chief Operating Officer, received 18,768 of such shares, Mr. Parry, President-North American Sales and Regional Operations, received 14,015 of such shares, and Mr. Weber, Executive Vice President-Corporate Planning and Development, received 13,375 of such shares. In addition, the Committee awarded on March 8, 2017, effective as of April 1, 2017, a total of 95,750 restricted shares to a total of 14 senior employees, of which 15,000 shares were awarded to Mr. McKim, 10,750 shares were awarded to Mr. Battles, 10,000 shares were awarded to Messrs. Gerstenberg and Weber, and 5,000 restricted shares were awarded to Mr. Parry. Such 95,750 restricted shares had a market value of $55.62 per share on the effective date of grant and, subject to continued employment, will vest over the next three years.
The Committee has also since 2005 granted performance shares as a form of long-term equity incentive under the Company’s 2010 Stock Incentive Plan pursuant to Long-Term Equity Incentive Programs (“LTEIPs”) established annually by the Committee pursuant to such Plan. For 2015 and 2016, the Committee granted under such LTEIPs to the CEO and to certain other senior executives and managers constituting the Strategic Leadership Team (“SLT”) performance shares with two-year performance goals as described below and certain additional vesting requirements.
On March 6, 2015, the Committee established for performance shares issued under the 2015/16 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin (defined as Adjusted EBITDA, as defined above, divided by revenue), Return on Invested Capital or “ROIC” (as defined above), and safety performance as measured by “TRIR” (as defined above). Each goal under the 2015/16 LTEIP had a relative weight (indicated in parenthesis in the table below) and a target and threshold level of performance (as stated in the table below).

	2015/16 LTEIP Goals
	Target	Threshold	2015 Achievement	2016 Achievement
Revenue (20%)	$3.75 Billion	$3.55 Billion	$3.275 Billion	$2.755 Billion
Adjusted EBITDA Margin (30%)	17.4%	17.1%	15.4%	14.5%
ROIC (30%)	8.4%	7.4%	5.4%	2.7%
TRIR (20%)	1.30	1.39	1.33	1.18
For performance shares issued under the 2015/16 LTEIP to the CEO, only the Adjusted EBITDA and ROIC goals were used, and therefore a maximum of 50% (target) or 25% (threshold) of such shares would vest if each of those performance goals were satisfied. Each of the performance goals was to be determined independently. If the target level for any one or more of those goals were achieved by December 31, 2015, 50% of the shares which could potentially vest based on achievement of that goal would vest on each of March 15, 2016 and December 15, 2016, in each case subject to continued employment on that respective date. For any goal for which the target level was not achieved by December 31, 2015 but either the target or threshold level was achieved by December 31, 2016, the respective number of shares which could potentially vest based on achievement of that goal would, subject to continued employment, vest in three equal installments on each of March 15, 2017, December 15, 2017, and December 15, 2018. If the Company did not achieve at least the threshold level for a particular goal by December 31, 2016, all of the performance shares issued under the 2015/16 LTEIP which could potentially vest based on achievement of that goal would be forfeited.
On June 9, 2015, the Committee granted 19,490 performance shares under the 2015/16 LTEIP to Mr. McKim and a total of 146,288 performance shares to a total of 114 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of Mr. McKim’s base salary for 2015, and depending upon the level of responsibility of a particular executive within the SLT, each of them received performance shares valued at between 10% and 70% of his or her base salary for 2015. Each of the Named Executive Officers (other than Mr. McKim) then received the maximum 70% except for Mr. Weber, who received 60%. On August 1, 2015, September 1, 2015 and November 1, 2015, four new members of the SLT (none of whom is a Named Executive Officer) received 598, 806, 724 and 280 performance shares, respectively.
On March 8, 2016, the Committee determined that the Company’s 2015 revenue, Adjusted EBITDA Margin, ROIC and TRIR as described in the table above were below the respective 2015 target levels for each of those goals. On March 8, 2017, the Committee determined that the Company’s 2016 revenue, Adjusted EBITDA Margin, ROIC, and TRIR as described in the table above were below the respective thresholds except for TRIR. Because the target level for the TRIR goal under the 2015/16 LTEIP had been achieved by December 31, 2016, 20% of the performance shares which had been issued under that LTEIP to members of the SLT vested or will vest in equal installments on each of March 15, 2017, December 15, 2017 and December 15, 2018, subject to continued employment on those dates. However, because the performance goals established under that LTEIP for Mr. McKim were based solely on Adjusted EBITDA and ROIC, and because the threshold level for each of the performance goals established under that LTEIP for revenues, Adjusted EBITDA and ROIC were not satisfied, all of the performance shares which had been issued under the 2015/16 LTEIP to Mr. McKim, and 80% of the performance shares which had been issued under that LTEIP to members of the SLT, were forfeited.
On March 8, 2016, the Committee established for performance shares issued under the 2016/17 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin, Free Cash Flow (as defined above under "Overview"), and safety performance as measured by TRIR, with each goal having a relative weight (indicated in parenthesis) of the total and each goal having a target and threshold level (as stated in the table below).

	2016/17 LTEIP
	Target	Threshold	2016 Achievement
Revenue (20%)	$2.9 Billion	$2.3 Billion	$2.755 Billion
Adjusted EBITDA Margin (30%)	17.3%	16.3%	14.5%
Free Cash Flow (30%)	$200 Million	$150 Million	$61.1
TRIR (20%)	1.22	1.30	1.18
For the performance shares issued to the Mr. McKim, the CEO, only the Adjusted EBITDA and Free Cash Flow goals were used, and therefore a maximum of 50% (target) or 25% (threshold) of such shares would vest (subject to continued employment) if each of those performance goals were satisfied. Each of the four performance goals would be determined independently. If the target level for any one or more of goals were achieved by December 31, 2016, the shares which could potentially vest based on achievement of that goal would vest in two equal installments on March 15, 2017 and December 15, 2018, in each case subject to continued employment on that respective date. For any goal for which the target level was not achieved by December 31, 2016 but either the target or threshold level was achieved by December 31, 2017, the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on each of March 15, 2018, December 15, 2018, and December 15, 2019, subject to continued employment on those dates. If the Company does not achieve at least the threshold level for any particular goal by December 31, 2017, all of the shares attributed to that goal would be forfeited.
On June 8, 2016, the Committee granted under the 2016/2017 LTEIP a total of 204,602 shares to 161 members of the SLT, of which 25,719 performance shares were granted to Mr. McKim. Mr. McKim’s shares were valued, based on the closing price on December 31, 2015, at approximately 100% of his base salary for 2016. Depending upon the level of responsibility of a particular executive within the SLT, he or she received performance shares valued based on the average closing price over the three weeks ended May 27, 2016 at between 10% and 70% of base salary for 2016. Each of the Named Executive Officers (other than Mr. McKim) then received the maximum 70% except for Mr. Weber, who received 60%. On August 1, 2016, and September 1, 2016, 4 additional members of the SLT (none of whom is a Named Executive Officer) also received 541 and 2,481 performance shares, respectively.
On March 8, 2017, the Committee determined that the Company’s 2016 revenue, Adjusted EBITDA Margin and Free Cash Flow as described in the table above did not meet target levels. The target level of the TRIR goal under the 2016/17 LTEIP had been achieved by December 31, 2016 and therefore 20% of the performance shares which had been issued under that LTEIP to members of the SLT vested or will vest in equal installments on each of March 15, 2017 and December 15, 2018, subject to continued employment on those dates. However, the performance goals established for Mr. McKim, the CEO, under that LTEIP were based solely on Adjusted EBITDA and Free Cash Flow, and each of the 2016 results for revenue, Free Cash Flow and TRIR were below the respective target level established by the Committee in March 2016. Therefore, none of the performance shares which had been issued under the 2016/2017 LTEIP to Mr. McKim, or of the 80% of the total performance shares which had been issued under that LTEIP to members of the SLT based upon the revenue, Adjusted EBITDA and Free Cash Flow goals, then vested. Depending upon the Company’s performance during 2017, such shares remain subject to potential future vesting or forfeiture.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to publicly-held companies for compensation paid to their “covered employees” to the extent that the annual compensation paid to any such employee exceeds $1.0 million, unless such excess qualifies as “performance-based compensation” as defined in Section 162(m). Section 162(m) defines “covered employees” to include the CEO and the three next highest paid executives (other than the CFO) in the most recently completed fiscal year. In order to facilitate the Company’s ability to fully deduct compensation paid to its executive officers, the Company’s Board of Directors has adopted, and the shareholders have approved as described above under “Performance-Based Cash Bonuses,” the Management Incentive Plan and the CEO Annual Incentive Bonus Plan, each of which is structured to cause cash bonuses payable to the covered employees pursuant to those Plans to qualify as “performance-based compensation” under Section 162(m). The Company’s 2010 Stock Incentive Plan, as approved by the Company’s shareholders in May 2010, also permits the Compensation Committee to structure stock option grants and performance share awards in a manner intended to allow the compensation arising from such grants and awards to qualify as “performance-based compensation” under Section 162(m). Since 2005, the Compensation Committee has structured, and intends to continue to structure, cash bonuses under the CEO Annual Incentive Bonus Plan, the MIP or as any supplemental bonuses and any stock option grants and performance share awards in a manner which will allow maximum deductibility unless the Committee determines that such limitation would not be in the best interests of the Company or its shareholders.
Section 409A of the Code requires that “deferred compensation” paid by a company to its current or former employees either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A became applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company therefore intends that its compensation arrangements be compliant with or exempt from Section 409A so that its employees will not be subject to additional income taxes imposed by that Section.
Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for executive officers. Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base salary after having received five years of long-term equity awards; and other executive officers are expected to hold stock valued at 50% of their base salary within the same time period.
Employment, Termination of Employment and Change of Control Agreements

The Company does not have employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under certain performance share and restricted share award agreements granted to executive officers. Some of those agreements provide that restricted shares and, subject to certain requirements relating to achievement of the performance goals described therein, will fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within 12 months of a change of control, the employee’s restricted shares and, subject to certain requirements relating to achievement of the performance goals specified therein, performance share awards will become fully vested.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management. If designated to participate in the Retention Plan, each member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary, offset by the amount of earnings from other employment obtained, for various periods of time, typically up to a maximum of one year after termination of employment. The amount of such severance will be at the rate of the executive’s base salary in effect at the time of termination of employment, payable periodically in accordance with the Company’s normal executive salary payment polices, plus continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment for a similar period as the payment of severance.

Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) the executive’s employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) the executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) the executive’s primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive’s position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.
Report of Compensation Committee

The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company’s management and recommended that it be included in this proxy statement.

Thomas J. Shields, Chair Edward Galante Rod Marlin John T. Preston Andrea Robertson

SUMMARY COMPENSATION TABLE
The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, (iii) the three other most highly compensated executive officers of the Company and its subsidiaries who were employed by the Company at the end of 2016, and (iv) James M. Rutledge, who served as the Company’s Vice Chairman and President until his retirement on September 27, 2016 (such six executives being collectively the “Named Executive Officers”). The “Stock Awards” and “Total” columns in the table below exclude performance share awards because management believed at the time of the respective grants that it was not then probable the performance targets would be achieved. Furthermore, the Named Executive Officers may never realize any value from those awards, or the awards may be earned as targets are achieved and the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such restricted and performance shares are reported in several different tables in this proxy statement. For that reason, investors should take care to not “double count” the value of such awards.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation	Total
Alan S. McKim	2016	$1,237,500	$—	$—	$—	$—	$7,524	$1,245,024
Chairman of the Board	2015	$1,075,000	$—	$—	$—	$350,000	$7,128	$1,432,128
and Chief Executive Officer	2014	$950,000	$—	$—	$—	$412,196	$4,644	$1,366,840
Michael L. Battles (4)	2016	$385,000	$—	$858,063	$—	$—	$441	$1,243,504
Executive Vice President	2015	$298,718	$—	$263,003	$—	$40,000	$441	$602,162
and Chief Financial Officer	2014	$295,000	$—	$44,535	$—	$113,857	$441	$453,833
Eric W. Gerstenberg	2016	$575,000	$—	$974,402	$—	$—	$947	$1,550,349
Chief Operating Officer*	2015	$562,500	$—	$1,805,543	$—	$40,000	$810	$2,408,853
	2014	$479,167	$—	$1,184,723	$—	$335,681	$720	$2,000,291
David M. Parry	2016	$395,000	$—	$716,315	$—	$—	$952	$1,112,267
President, North America Sales	2015	$395,000	$—	$197,728	$—	$70,000	$621	$663,349
and Regional Operations*	2014	$395,000	$—	$198,853	$—	$245,112	$621	$839,586
Brian P. Weber	2016	$408,335	$—	$681,563	$—	$—	$585	$1,090,483
Executive Vice President	2015	$366,667	$—	$370,004	$—	$70,000	$495	$807,166
Corporate Planning and Development*	2014	$325,000	$—	$130,931	$—	$247,174	$495	$703,600
James M. Rutledge (5)	2016	$382,691	$—	$1,531,261	$—	$—	$127,673	$2,041,625
Former Vice Chairman	2015	$500,000	$—	$250,339	$—	$70,000	$3,564	$823,903
and President	2014	$500,000	$—	$251,723	$—	$290,268	$3,564	$1,045,555
__________________________

*	Clean Harbors Environmental Services, Inc.

(1)
The Compensation Committee granted all cash bonuses for 2016, 2015 and 2014 to Named Executive Officers (as described under “Non-Equity Incentive Plan Compensation”) pursuant to (i) in the case of Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the Management Incentive Plan (the “MIP”). Because he was no longer an employee of the Company when the bonuses under the MIP for 2016 were calculated and potentially became payable in March 2017, Mr. Rutledge was not eligible to receive any MIP bonus for 2016. Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2016, 2015 or 2014 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The fair value of stock awards is computed in accordance with FASB ASC Topic 718. For the non-performance awards vesting over time, the full grant date fair value was reported in the grant year. For the performance awards granted in 2016, 2015, and 2014, management believed at the respective grant dates that it was not then probable the two-year performance targets would be achieved in either the grant year or the following year and therefore no grant date fair value is reported. If all of the performance criteria included in the 2016, 2015, and 2014 grants were to be satisfied, the maximum value of the stock awards (including both performance and non-performance shares) on the grant date (based on the closing price of the Company’s common stock on the grants dates) would have been greater than the amounts shown above by $1,396,542, $1,101,380 and $0, respectively, for Mr. McKim, $255,047, $73,859 and $74,267, respectively, for Mr. Battles, $476,102, $431,793 and $352,425, respectively, for Mr.

Gerstenberg, $305,275, $276,842 and $278,407, respectively, for Mr. Parry, $274,921, $225,305 and $196,365, respectively, for Mr. Weber, and $386,399, $350,419 and $297,562, respectively, for Mr. Rutledge.

(3)	The Company did not grant any stock options to any of the Named Executive Officers during 2016, 2015 and 2014.

(4)
On January 5, 2016, the Company’s Board of Directors appointed Michael L. Battles as the Company’s Chief Financial Officer. During 2015 and 2014, Mr. Battles served as the Company's Chief Accounting Officer.

(5)
On September 27, 2016, Mr. Rutledge resigned as the Company’s Vice Chairman and President. During the period from January 1, 2014 through such resignation, Mr. Rutledge had served in those capacities, as well as serving as the Company’s Chief Financial Officer during 2014 and 2015. The amount shown for Mr. Rutledge for 2016 in the All Other Compensation includes (i) $125,000 of severance payments which were paid to Mr. Rutledge during 2016 and (ii) $2,673 of miscellaneous other compensation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint and maximum potential cash bonuses which the Compensation Committee approved, subject to achievement of certain performance criteria and personal goals, for payment during the first quarter of 2017 for the year ended 2016 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the restricted shares and performance shares granted during 2016 under the Company’s 2010 Stock Incentive Plan. However, no cash bonuses were paid for 2016 under the CEO Annual Incentive Bonus Plan or the MIP. During 2016, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2017 pursuant to the CEO Annual Incentive Bonus Plan or the MIP for 2016. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2016.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP			Restricted and Performance Stock Awards
						Grant Date Fair Market Value of Stock Awards(1)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares
Alan S. McKim	N/A	$632,500	$1,771,000	$2,656,500	—	$—
	6/8/2016				25,719	$1,396,542
Michael L. Battles	N/A	$243,833	$500,500	$654,500	—	$—
	2/1/2016				10,000	$438,900
	4/1/2016				5,000	$249,150
	6/8/2016				7,828	$425,060
Eric W. Gerstenberg	N/A	$479,166	$862,500	$1,092,500	—	$—
	4/1/2016				10,000	$498,300
	6/8/2016				17,536	$952,205
David M. Parry	N/A	$460,833	$592,500	$671,500	—	$—
	4/1/2016				10,000	$498,300
	6/8/2016				9,637	$523,289
Brian P. Weber	N/A	$262,833	$539,500	$705,500	—	$—
	4/1/2016				10,000	$498,300
	6/8/2016				8,438	$458,183
James M. Rutledge	N/A	$316,667	$650,000	$850,000	—	$—
	2/1/2016				28,600	$1,255,254
	6/8/2016				12,199	$662,406
_______________________

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 16, “Stock-Based Compensation and Employee Benefit Plans,” to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the equity awards held at December 31, 2016 by each of the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Stock Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Alan S. McKim	—	—	—	—	45,209	$2,515,881
Michael L. Battles	—	—	—	—	31,153	$1,733,664
Eric W. Gerstenberg	—	—	—	—	78,339	$4,359,565
David M. Parry	—	—	—	—	33,607	$1,870,230
Brian P. Weber	—	—	—	—	31,867	$1,773,399
James M. Rutledge(1)	—	—	—	—	—	$—
_______________________

(1)
Under the terms of his severance agreement and the respective share award agreements, 30,000 of the time-vesting restricted shares held by Mr. Rutledge on the date of his resignation on September 27, 2016 as Vice Chairman and President of the Company vested and all of the 14,364 other time-vesting restricted shares and 14,627 performance shares then held by Mr. Rutledge were forfeited.

OPTION EXERCISES AND STOCK VESTED
The following table shows for each of the Named Executive Officers the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), and the number of restricted shares and the fair value of restricted shares vested during 2016. The high and low sales prices of the Company's Common Stock in 2016 were $58.23 and $37.09, respectively. The last sale price at December 30, 2016 was $55.65. The last sale price of the Company’s common stock on September 27, 2016, the day on which 30,000 restricted shares then held by Mr. Rutledge became vested under the terms of his severance agreement, was $46.43. No stock appreciation rights (“SARs”) were exercised during 2016 or held by such individuals at year-end.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	—	—	—	$—
Michael L. Battles	—	—	3,050	$147,253
Eric W. Gerstenberg	—	—	17,738	$835,951
David M. Parry	—	—	9,490	$448,801
Brian P. Weber	—	—	5,004	$237,102
James M. Rutledge	—	—	43,753	$2,029,316

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2016. These potential payments reflect the executive's level of compensation and term of service as of such date. Mr. Rutledge resigned as the Company’s Vice Chairman and President on September 27, 2016, and therefore would not have been entitled to receive any further payment on December 31, 2016 under the Company’s existing plans and arrangements except for the $500,000 salary which the Company was then obligated (subject to certain conditions) to pay to Mr. Rutledge under the terms of his severance agreement in equal monthly installments of $41,667 each.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	—	—	—	—
	—	—	—	—
	—	—	—	—
Michael L. Battles	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$1,733,664
	Key Employee Retention Plan	$385,000	—	$385,000
Eric W. Gerstenberg	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$4,359,565
	Key Employee Retention Plan	$1,170,000	—	$1,170,000
David M. Parry	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$1,870,230
	Key Employee Retention Plan	$395,000	—	$395,000
Brian P. Weber	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$1,773,399
	Key Employee Retention Plan	$415,000	—	$415,000
__________________________

(1)	The fair value of the restricted stock is computed using the December 30, 2016 stock price of $55.65.

(2)
Executive is eligible for payment of base salary until the first to occur of either (i) one year (or two years for Mr. Gerstenberg) or (ii) earlier employment, as well as up to one year (or two years for Mr. Gerstenberg) of continued medical, dental, life insurance and other benefits, if any, and $15,000 (or $10,000 for Mr. Weber) in out-placement services. In addition, Mr. Gerstenberg is eligible to receive a bonus for the year in which his employment is terminated equal to the average of his bonuses over the past two years.

(3)	Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)

The Company's Board of Directors is seeking an advisory vote from the Company's shareholders to approve the compensation of the Company's Named Executive Officers, as described in the “Compensation Discussion and Analysis,” the executive compensation tables and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company's shareholders at the 2011 annual meeting, the Company's Board of Directors has determined to hold such a “say-on-pay” advisory vote on an annual basis.

As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation programs to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareholder value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareholders.

Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”

In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•
All members of the Company's Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company's executive officers. The Compensation Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company. The Committee selected a peer group of companies, taking into account the compensation consultant's recommendations, to compare to the Company's executive officers' compensation.

•	The Compensation Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareowner value.

•	The Company has not granted stock options to any of its executive officers in the past ten years.

•
The Compensation Committee believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives in the form of restricted shares which vest over time subject to continued employment (with the majority of restricted shares being performance-based), the long-term incentive program is entirely performance-based. Performance-based restricted shares awarded to the Named Executive Officers become vested only if performance is achieved and shares will not become vested simply with the passage of time.

•
The Compensation Committee's actions reflect its pay-for-performance philosophy. Because of the Company’s performance during 2016, none of the cash bonuses which could potentially have become payable for that year under the Company's CEO Annual Incentive Bonus Plan (for the CEO) and Management Incentive Plan (for senior managers other than the CEO) were paid, and only 12% and 18%, respectively, of the total performance-based restricted shares granted under each of the Company's 2015/2016 and 2016/2017 Long-Term Equity Incentive Programs became vested during 2016, subject to continued future employment.

•	The Company has not entered into employment agreements with any of its executive officers.

•	Tax gross-ups are not provided to any executive officers.

•
Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company's Named Executive Officers would provide for acceleration of vesting upon a Change of Control, those awards define “Change of Control” to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

•	The Company has stock ownership guidelines for directors and executive officers.

•
The Compensation Committee values the shareowners’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Item 3 on Proxy Form)

As described in Proposal No. 2 above, the Company's shareholders are being provided the opportunity to cast an advisory vote on the Company's executive compensation. The advisory vote on executive compensation described in Proposal No. 2 above is referred to as a "say-on-pay vote."

This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a proposal for a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

At the Company’s annual meeting of shareholders held on May 9, 2011, a majority of the shares which were voted on the future frequency of say-on-pay votes were voted in favor of holding a say-on-pay vote every year and, in response to that advisory vote, the Company’s Board of Directors has held a say-on-pay vote on an annual basis for each of the years 2011 through 2016. Section 14A of the Securities Exchange Act of 1934 requires, in addition to the initial advisory vote which was held at the Company’s 2011 annual meeting, the Company’s shareholders be provided an opportunity not less frequently than every six years to cast a subsequent advisory vote on the frequency of the say-on-pay vote. Accordingly, the Company’s Board of Directors is seeking such a subsequent advisory vote from the Company’s shareholders which will relate to the frequency of the say-on-pay vote for 2018 and subsequent years.

The Board of Directors recommends that shareholders vote to hold say-on-pay votes every year (as opposed to every two years or every three years). Because this proposal is non-binding, there is no legal requirement governing the percentage of shares required to approve such proposal, but the Company's Board of Directors has determined that the alternative (every year, every two years or every three years) which receives the greatest number of affirmative votes (with shares abstaining on such proposal disregarded) will be deemed to have been approved.

APPROVAL OF AMENDMENT TO SECTION 6(m) OF THE COMPANY’S 2014 CEO ANNUAL INCENTIVE PLAN
(Item 4 on Proxy Form)

The Company's Board of Directors is requesting that the shareholders approve an amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan (the “CEO Incentive Plan”). The CEO Incentive Plan was approved by the Company’s shareholders at the 2013 annual meeting and a previous amendment to Section 6(m) of that Plan was approved by the shareholders at the 2014 annual meeting. Under the CEO Incentive Plan, as amended, the Company has paid annual bonuses to the CEO for each of the fiscal years ended December 31, 2015 and 2014, but did not pay a bonus for the year ended December 31, 2016. The Company's Board of Directors is recommending the shareholders approve the proposed amendment to Section 6(m) of the Plan in order to add cash flow from operations and “Free Cash Flow” to the Performance Criteria from which the Compensation Committee may select in determining potential bonuses for the CEO under the Plan. Free Cash Flow shall consist of the Company's cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals. The proposed amendment to Section 6(m) of the CEO Incentive Plan was approved, subject to shareholder approval, on March 8, 2017, by the Compensation Committee of the Company’s Board of Directors and the full Board and will become effective as of January 1, 2017 if the shareholders approve the amendment at the annual meeting.

The provisions of the CEO Incentive Plan and the proposed amendment to Section 6(m) are summarized below, and the full text of the proposed amendment is set forth as Appendix A to this proxy statement. The full text of the Plan, as approved by the shareholders at the 2013 annual meeting, is attached as Appendix A to the Company’s proxy statement for that meeting as filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2013, and the full text of the previous amendment to Section 6(m), as approved by the shareholders at the 2014 annual meeting, is attached as Appendix A to the Company’s proxy statement for that meeting as filed on April 29, 2014. Copies of those prior filings are available on the SEC’s website at http://sec.gov, or without cost by contacting the Company at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, Attention: Executive Offices.

General

The purposes of the CEO Incentive Plan are to provide an incentive each year for performance of the Company's Chief Executive Officer (the “CEO”) by making a significant portion of the CEO's total cash compensation dependent upon the level of the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) generally limits the Company's federal income tax deduction for total compensation paid to each of certain executive officers, including the CEO, in any year to $1.0 million unless any excess over $1.0 million qualifies as “performance-based compensation” as defined in Section 162(m). As described above in this proxy statement under “Compensation Discussion and Analysis - Chief Executive Officer Compensation,” and “- Summary Compensation Table,” the total compensation paid to Alan S. McKim, the Company's CEO, was $1,245,024 for 2016, $1,432,128 for 2015, and $1,366,840 for 2014, and a portion of that total compensation consisted of bonuses under the CEO Incentive Plan equal to $0 for 2016, $350,000 for 2015, and $412,196 for 2014. Because those bonuses for 2015 and 2014 were paid pursuant to the CEO Incentive Plan, they were fully deductible by the Company for federal income tax purposes. If that had not been true, Section 162(m) would have limited the Company's ability to deduct the portion of each such bonus which, when combined with the CEO's salary and all other non-performance based compensation for that year, exceeded $1.0 million.

Administration

The CEO Incentive Plan is administered by the Compensation Committee (the “Committee”) of the Company's Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both an “outside director” as defined in Section 162(m) of the Code and an “independent director” under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Thomas J. Shields, Chairman, Edward Galante, Rod Marlin, John T. Preston and Andrea Robertson, each of whom is both an “outside” and an “independent” director.

Annual Incentive Bonuses

Under the CEO Incentive Plan, the CEO's potential annual incentive bonus (not to exceed $3,000,000 for any one year) is calculated based on the Company meeting certain Performance Criteria selected by the Committee for each year the Plan is in effect. For each such Performance Criteria, the Committee may also determine Threshold and Maximum levels of achievement, and the respective amounts of bonus which may potentially be payable based on each such level of achievement. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee also determines how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. Under the Plan as now in effect, the Performance Criteria may be based on one or more of the following: the Company's consolidated revenues, "Adjusted EBITDA" as described in the Company's credit agreement or reports then being filed by the Company with the Securities and Exchange Commission, ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, return on invested capital, return on shareholder equity, health, safety and compliance statistics (“HS&C Compliance”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on an absolute performance under such measure or measures for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group of companies.

The purpose of the proposed amendment to Section 6(m) of the CEO Incentive Plan is to add cash flow from operations and “Free Cash Flow” (as described above) to the Performance Criteria from which the Compensation Committee may select in establishing potential cash bonuses for the CEO under the Plan. The Committee and the Company’s full Board of Directors are recommending the addition because they believe that each of cash flow from operations and Free Cash Flow is a useful measure of the Company’s performance.

On or before the 90th day of each year, the Committee determines the Performance Criteria for such year and the respective amounts of bonus which can potentially be payable at each of a Threshold and Maximum level of achievement for each such Criteria. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee also determines how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. The Performance Criteria and the related levels of achievement, as established by the Committee, must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each level have been achieved and (2) the total dollar amount of the bonus for each year which is potentially payable based on such performance. Once the Committee has established for any year the Performance Criteria and the related Threshold and Maximum levels of achievement, the Committee may not thereafter change those Criteria or levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary to adjust for significant developments such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles which affect the calculation of such Criteria or levels and which become effective during the year.

Within 75 days following the end of each year, the Committee determines and certifies in writing to the full Board whether or not each of the Performance Criteria has been satisfied and, if so, at what level, and the amount, if any, of the total bonus payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of the total bonus, as certified by the Committee, is payable to the CEO on or before March 15 of the year following the award year.

Amount of Potential Annual CEO Bonuses

The Company cannot now predict the amount, if any, of the bonuses which the CEO may receive in the future under the CEO Incentive Plan if the proposed amendment to Section 6(m) is approved by the shareholders and becomes effective as of January 1, 2017. However, the proposed amendment does not affect the maximum amount of annual bonuses which may be paid to the CEO under the Plan and, as described above under “General,” the respective amounts of the CEO annual bonuses which were previously paid under the Plan were $0 for 2016, $350,000 for 2015, and $412,196 for 2014.

On March 8, 2017, the Committee established the terms of the potential CEO annual incentive bonus under the Plan for 2017. The respective amounts of the bonus (subject to the overall requirement that no more than $3,000,000 of bonuses may be paid under the Plan for any year) which may become potentially payable at the Threshold, Midpoint and Maximum levels established by the Committee for 2017 are as follows (with the level of achievement to be based on certain specified percentages of the currently budgeted amounts of revenue, Adjusted EBITDA, and Free Cash Flow or return on invested capital (“ROIC”), and targeted level of HS&C compliance statistics as calculated based on total recordable incident rate (“TRIR”)):

	Threshold	Midpoint	Maximum

Revenue [w/o major acquisitions]
Potential bonus	$253,000	$506,000	$759,000
Adjusted EBITDA
Potential bonus	$379,500	$759,000	$1,138,500
Free Cash Flow or ROIC
Potential bonus	$379,500	$759,000	$1,138,500
TRIR
Potential bonus	$—	$759,000	$759,000
Total	$1,012,000	$2,530,000	$3,795,000

As described in the above table, the Committee determined at their meeting on March 8, 2017 that a portion of the potential bonus payable to the CEO under the CEO Incentive Plan for 2017 will be based on either Free Cash Flow or ROIC. If the proposed amendment to Section 6(m) of the Plan is approved by the shareholders, that portion (if any) will be calculated based on Free Cash Flow but, if the shareholders do not approve the proposed amendment, that portion (if any) will be calculated based on ROIC (which is already a permitted Performance Criteria under the Plan).

Vote Required for Approval

Approval of the proposed amendment to Section 6(m) of the CEO Incentive Plan will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast at the meeting. Abstentions on the proposal to approve the amendment (whether by reason of marking the “abstain” box on a proxy card or as a result of broker “non-votes”) will not be taken into account in the voting.

The Board of Directors recommends that shareholders vote “FOR” approval of the proposed amendment to Section 6(m) of the CEO Incentive Plan. Unless otherwise specified thereon, proxies received in the accompanying form will be voted ‘FOR” approval of such amendment.

APPROVAL OF THE COMPANY’S AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN
(Item 5 on Proxy Form)

The Company’s Board of Directors is requesting that the shareholders approve the Company’s Amended and Restated Management Incentive Plan (the "Amended and Restated MIP"), as approved (subject to shareholder approval) on March 8, 2017 by the Board based upon the recommendation by the Compensation Committee. If approved by the shareholders, the Amended and Restated MIP will become effective as of January 1, 2017 and will succeed the Company’s Management Incentive Plan (the “Previous MIP”) which was approved, on the recommendation of the Compensation Committee, by the Board on March 5, 2012 and the Company’s shareholders on May 7, 2012. Because the Previous MIP, as well as the Amended and Restated MIP, provide only for cash bonuses and do not authorize issuance of any stock or other equity in the Company, neither the Previous MIP nor the Amended and Restated MIP required or now require shareholder approval. However, as more fully described below, shareholder approval of the Amended and Restated MIP is now being sought in order to permit full deductibility of MIP bonuses under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) of the Code requires that, in order to permit full deductibility of MIP bonuses, the performance criteria under the MIP must be approved at least every five years, and accordingly the shareholders are being asked this year to approve the Amended and Restated MIP which contains such performance criteria. Except for one change in the performance criteria described below and certain other minor changes, the provisions of the Amended and Restated MIP are the same as those of the Previous MIP. Accordingly, except where such changes are relevant, both the Previous MIP and the Amended and Restated MIP are collectively referred to in this proxy statement as the “MIP.”

Section 162(m) of the Code generally limits the Company’s ability to deduct for federal income tax purposes any amount of compensation paid to any of the Company’s “covered employees” in any year in excess of $1.0 million unless such excess amount qualifies as “performance-based compensation” as defined in Section 162(m). Section 162(m) defines “covered employees” to include the Company’s CEO and the next three highest paid executives (other than the CFO) in the most recently completed fiscal year. As described above in this proxy statement under “Compensation Discussion and Analysis – Base Salary” and “–Performance-Based Cash Bonuses,” the Company’s CEO does not participate in the MIP (but rather in a separate CEO Annual Incentive Bonus Plan) and the Compensation Committee did not grant under the MIP any bonuses for 2016 to the other Named Executive Officer. However, in certain prior years, the Committee has granted MIP bonuses and. if those bonuses had not qualified as “performance-based compensation” under Section 162(m), all or a portion of them would not have been deductible by the Company for federal income tax purposes. The Board is therefore requesting shareholder approval of the Amended and Restated MIP at the annual meeting to permit full deductibility of future MIP bonuses.

The principal features of the Amended and Restated MIP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated MIP, which is set forth as Appendix A to this proxy statement.

Purposes

The purposes of the Amended and Restated MIP are (i) to provide a strong incentive each year for performance of the executive officers (other than the CEO) and other senior managers of the Company and its subsidiaries by making available potential annual bonuses payable in cash based upon objective measures of corporate performance or satisfaction of certain other objective personal goals predetermined for each participant and (ii) to allow full deductibility of such bonuses under Section 162(m) of the Code.

Administration

The MIP is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both an “outside director” as defined in Section 162(m) of the Code and an “independent director” under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Thomas J. Shields, Chairman, Edward Galante, John T. Preston, Rod Marlin and Andrea Robertson, each of whom is both an “outside” and “independent” director.

The Committee has the authority in its sole discretion, subject to and not inconsistent with the provisions of the MIP, to administer the MIP and to exercise all the powers and authorities either specifically granted to it under the MIP or necessary or advisable in the administration of the MIP including, without limitation, to construe and interpret the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations deemed necessary or advisable for the administration of the MIP.

Participants

Each year, the Company’s CEO, based on advice from those senior executive officers of the Company and its subsidiaries who report directly to the CEO, selects as “Participants” in the MIP for that year certain employees of the Company and its subsidiaries based on each such employee’s potential contribution to the performance of the Company and its subsidiaries for that year. For 2016, there were 66 Participants in the MIP.

In order to be eligible to receive bonuses under the MIP for any year, a Participant must be employed by the Company or a subsidiary both (i) on the last day of such year, and (ii) except in the case of a termination of employment due to death, disability or a layoff (but not including either voluntary termination or termination for “cause” as determined by the Committee) after the last day of such year, on the date when the MIP bonuses are paid.

Annual Bonuses

Under the MIP, each Participant is entitled to potentially receive a cash bonus (subject to the overall limitation for each Participant as described below) based upon the Company meeting certain Performance Criteria established by the Committee for each year. On or before the 90th day of each year, the Committee establishes the Performance Criteria for such year and the respective amounts of bonus which can potentially be paid for achievement of such Criteria. Subject to satisfaction of such Criteria and overall limitation, the amount of such cash bonus which may be potentially received will be based upon a percentage of the Participant’s base salary for such year. For 2016, the amount of the potential cash bonuses based upon satisfaction of the Performance Criteria ranged from 10% to 100% of base salary depending on the respective level of management responsibility of each Participant.

For each Performance Criteria, the Committee may also determine Threshold, Interim and Maximum levels of achievement and the respective amounts of potential bonuses based on each such level. If the Committee establishes Threshold, Interim and Maximum levels of achievement for any Performance Criteria, the Committee may also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any year is between such respective levels. Once the Committee has established for any year the Performance Criteria and, if applicable, the related Threshold, Interim and Maximum levels of achievement, the Committee may not thereafter change those Criteria or levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary to adjust for significant developments such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles which affect the calculation of such Criteria or levels and which become effective during the year.

The MIP provides that each such Performance Criteria may be based on an absolute performance under such measure for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group. The MIP requires that, in the case of each Performance Criteria, both the Criteria and the manner of determining the level of achievement thereof be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such level of achievement has been achieved and (2) the total dollar amount of the bonus (if any) for each year which may be received based on such performance.

Under the Previous MIP, the Performance Criteria could be based on one or more of the following: the Company’s consolidated revenues, the Company’s EBITDA (which the MIP defines as the Company’s “Adjusted EBITDA” as reported in the Company’s annual report on Form 10-K), the Company’s “MIP EBITDA” (consisting of the Company’s EBITDA with certain additional adjustments established by the Committee for amounts which are not derived from the Company’s normal operations and over which the Participants do not exercise control such as acquisition and integration costs, adjustments to environmental liabilities, gains and losses from currency exchange rates, and changes in accounting principles), the ratio of the Company’s EBITDA or MIP EBITDA to consolidated revenues (“EBITDA Margin”), the Company’s earnings per share, the Company’s return on total assets (excluding excess cash), the Company’s return on shareholder equity, the Company’s return on invested capital, or the Company’s return on long-term assets. The Amended and Restated MIP adds two additional performance criteria, namely the Company’s cash flow from operations and “Free Cash Flow” from which the Committee may select for fiscal years commencing with 2017. Free Cash Flow shall consist of the Company's cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals. The Committee and the full Board of Directors are proposing the addition of these two performance criteria because they believe that each of cash flow from operations and Free Cash Flow is a useful measure of the Company’s performance.

In addition to their right described above to potentially receive bonuses under the MIP based on the level of the Company’s achievement of the Performance Criteria established by the Compensation Committee, members of the Company’s Executive Staff, other than the CEO, who report directly to the CEO also participate in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Under the SEIP, such members of the Executive Staff may potentially earn additional cash bonuses (calculated as a percentage of each such member’s base salary) based on their respective satisfaction of certain Personal Goals approved for each such Participant by the Committee during the first quarter of each year on the advice of the Company’s CEO. For 2016, there were ten members of the Executive Staff who participated in the SEIP, and each such member was entitled to potentially receive a bonus of between 3% and 50% of his or her base salary for satisfaction of each such Personal Goal, with a maximum limitation of between 30% and 100% of base salary for satisfaction of all of his or her Personal Goals. However, the Committee decided on March 8, 2017, not to pay any bonuses under the SEIP for 2016 because of the Company’s overall performance during that year.

The Personal Goals which the Committee may establish for each member of the Executive Staff under the SEIP are based on the personal management responsibilities of each such member. As in the case of the Company’s Performance Criteria and the related levels of achievement described above, each Personal Goal and the manner of determining the achievement thereof as established by the Committee for each year must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Personal Goal at each such level has been achieved and (2) the total dollar amount of the bonus for each year which has become potentially payable based on such performance. In the Committee’s discretion, such Personal Goals may include one or more of the following factors:

In the case of the CFO - maintenance of selling, general and administrative expenses as a percentage of revenues; cost reductions; the level of the Company’s revenues, income, Adjusted EBITDA and/or free cash flow; reduction of average duration of the Company’s outstanding receivables (in days); improvements in compliance to risk-based internal audit function (as objectively measured); timely and accurate issuance of internal monthly financial reports and forecasts; leadership development (as objectively measured); improved health and safety performance (as objectively measured); and maintaining high standards in internal control assessments (as objectively measured);

In the case of any member of the Executive Staff having direct responsibility for a business segment: the level of the Company's or that segment's revenues, income, Adjusted EBITDA and/or free cash flow; reduction of average duration of outstanding receivables for the customers (in days) of such segment; improved health and safety performance (as objectively measured); improvement in profitability and/or utilization of staff and/or assets of such segment; leadership development (as objectively measured); and employee retention; and

In the case of any member of the Executive Staff having direct responsibility for other activities of the Company such as acquisitions, human resources, or corporate sales and marketing: specific improvements relating to such activities (as objectively measured), such as completion of acquisitions; integration of management, training and reporting systems of acquired businesses, improved utilization of staff and/or assets; implementation of new or improved computer or other management or reporting systems; acquisition or increased level of revenue from significant customer accounts or services offered; reduction of average duration of the Company’s outstanding receivables (in days); reduction of costs; improved health and safety performance (as objectively measured); leadership development (as objectively measured); and employee retention.

Within 75 days following the end of each year, the Committee determines and certifies in writing to the full Board whether or not each of the Performance Criteria (for all Participants in the MIP) and Personal Goals (for the Participants in the SEIP) has been satisfied and, if so, at what level, and the amount, if any, of the total bonuses payable under the MIP to each Participant. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria and Personal Goal as calculated pursuant to the terms originally established by the Committee. The amount of the total bonuses earned, as certified by the Committee, are payable to each Participant on or before March 15 of the year following the award year.

Notwithstanding the foregoing, the Amended and Restated MIP contains a maximum limit of $2.0 million that can be paid for any year as bonuses to any individual under the MIP based on achievement of either, or both, Performance Criteria or Personal Goals.

Term of the MIP

If approved by the shareholders at the annual meeting, the Amended and Restated MIP will continue in effect until either (i) terminated by the Board or the Board’s Compensation Committee or (ii) the Company’s shareholders fail to approve at least once in every five years the material terms of the performance goals under which bonuses can be paid under the MIP. The Board or the Compensation Committee may amend, suspend or terminate the MIP at any time, except that no amendment shall be made without shareholder approval if shareholder approval is necessary for bonuses payable under the MIP to qualify as “performance-based compensation” under Section 162(m) of the Code.

MIP Bonuses

The following table describes the bonuses, if any, which were paid under the MIP for each of the three years ended December 31, 2016, 2015 and 2014 to (i) each of the Named Executive Officers (other than the CEO, who does not participate in the MIP) who was employed by the Company on December 31, 2016 and (ii) all the participants in the MIP for each of those three years. As described in the table, no MIP bonuses were paid for the year ended December 31, 2016 and the MIP bonuses for the year ended December 31, 2015 were significantly less than for the year ended December 31, 2014. This was primarily caused by the decrease in the Company’s overall economic performance in 2016 and 2015 as compared to 2014. See “Compensation Discussion and Analysis – Performance-Based Cash Bonuses” above in this proxy statement for further information about the Performance Criteria, Personal Goals and the level of achievement for 2016.

	MIP Bonuses Paid for Years Ended December 31,
Name and Principal Position	2016	2015	2014
Michael L. Battles Executive Vice President and Chief Financial Officer	$—	$40,000	$40,757
Eric W. Gerstenberg Chief Operating Officer	$—	$40,000	$335,681
David M. Parry President – North American Sales and Regional Operations	$—	$70,000	$245,112
Brian P. Weber Executive Vice President – Corporate Planning and Development	$—	$70,000	$247,174
All Participants in the MIP (66 persons in 2016, 64 persons in 2015 and 62 persons in 2014)	$—	$220,000	$2,686,993

Because the respective amounts of bonuses under the MIP which may become payable for 2017 and subsequent years will be determined based upon future performance and are subject to potential reduction by the Compensation Committee, the amount of any such future bonuses is not now determinable.

Federal Income Tax Consequences

Under the Code as now in effect, Participants will recognize ordinary income equal to the amount of the bonuses paid to them under the MIP in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that MIP bonuses satisfy the requirements of Section 162(m) of the Code (including, without limitation, the requirement that the MIP be approved by the Company’s shareholders as described above), the Company will be permitted to deduct the amount constituting ordinary income to the Participant. The Amended and Restated MIP has also been structured to enable MIP bonuses to qualify for the short-term deferral exception under Section 409A of the Code, which regulates certain deferred compensation arrangements.

Vote Required for Approval

As described above, if the Amended and Restated MIP is approved by the shareholders, the Amended and Restated MIP will become effective as of January 1, 2017 and will succeed the Previous MIP, which terminated effective as of December 31, 2016 in accordance with its terms. If the Amended and Restated MIP is not approved by the shareholders, the Company’s Board of Directors anticipates that the Compensation Committee will likely continue, subject to the level of future satisfaction of Performance Criteria and Personal Goals established by the Committee, to grant bonuses to Participants similar to those paid under the Previous MIP as described above. However, under Section 162(m) of the Code, to the extent any such bonus paid to a “covered employee” for any year after 2016 would cause the total amount of the base salary, bonuses and any other compensation which does not qualify as “performance-based compensation” under Section 162(m) for such year to exceed $1.0 million, the amount of such excess would not be deductible by the Company for federal income tax purposes.

Approval of the Amended and Restated MIP will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast on such proposal at the meeting. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the Amended and Restated MIP. The Board of Directors recommends that shareholders vote “FOR” approval of the Amended and Restated MIP.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 6 on Proxy Form)

Selection of the Company's Independent Registered Public Accountant

Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors selects the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2017. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2006. In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues, qualifications, past experience and the existing commercial relationships with Deloitte. The Committee decided that Deloitte has no commercial relationship with the Company that would impair its independence. Representatives of Deloitte are expected to be present at the annual meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

During the two most recent fiscal years of the Company ended December 31, 2016 and 2015, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of the SEC’s Regulation S-K.

Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Committee's selection of Deloitte  as the Company's independent registered public accounting firm for 2017 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit and Related Fees

The Company retained Deloitte to audit the Company's consolidated financial statements and provide certain other services for the two years ended December 31, 2016 and 2015. The aggregate fees and expenses billed for 2016 and 2015 for these services were as described in the following table:

	For the Year
	2016	2015
Audit Fees	$2,929,307	$2,953,800
Audit-Related Fees	217,000	1,598,700
Tax Fees	—	—
All Other Fees	2,600	2,600
	$3,148,907	$4,555,100

Audit Fees ($2,929,307 for 2017 and $2,953,800 for 2016) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Form 10-Q reports, and services that are normally provided by independent auditors for those fiscal years.

Audit-Related Fees ($217,000 for 2016 and $1,598,700 for 2015) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements for the years ended December 31, 2016 and 2015 and are not reported above under “Audit Fees.” In 2016, audit-related fees were primarily related to services provided in connection with the $250 million debt offering in March 2016. In 2015, audit-related fees were primarily related to services provided for the audit of the separate financial statements prepared in connection with the Company’s then planned carve-out of its Oil, Gas and Lodging Services segments.

Tax Fees would include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice for which the Company paid $0 relative to such services in 2016 and 2015.

All Other Fees ($2,600 for 2016 and $2,600 for 2015) include fees and expenses for services which do not fall within the categories described above. In 2016 and 2015, the fees disclosed under this category included subscription to Deloitte's Accounting and Research Tool.

The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2016 and 2015 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.

Audit Committee Report
The Audit Committee of the Board of Directors (the “Committee”) is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on September 7, 2016, is available on the Company's website at www.cleanharbors.com.

The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP for 2016 and 2015, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte & Touche LLP has also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte & Touche LLP the firm's independence. The Committee also considered whether the provision by Deloitte & Touche LLP of non-audit related services, which for 2016 and 2015 there were none, is compatible with the independence standard.

Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte & Touche LLP for 2016 and 2015 be included in the Company's Annual Report on Form 10-K for 2016, and the Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Andrea Robertson, Chair
Thomas J. Shields
Lauren States
John Welch

Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the SEC. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2016 such filing requirements were satisfied on a timely basis.

SHAREHOLDER PROPOSALS

Proposals which qualified shareholders intend to present at the 2018 Annual Meeting and request be included in the Company’s proxy statement for that meeting in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be delivered to the Company prior to the close of business on January 1, 2018. Any such proposal must be delivered to the Company’s Secretary at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. Shareholders are referred to Rule 14a-8 for a description of the relevant requirements for proposal submission.

Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2018 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide advance written notice. Such notice must be delivered to the Company’s Secretary at the address described above (i) in the case of director nominations, not less than 60 days nor more than 90 days prior to the date of the 2018 Annual Meeting (which the Company will announce early in 2018) and (ii) in the case of other proposed business, no later than December 21, 2017. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's Amended and Restated By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4D to the Company's Report on Form 8-K filed on December 22, 2014, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

OTHER INFORMATION

Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061-9149, Attention: Executive Offices. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
April 26, 2017

THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE OR PROXY CARD YOU RECEIVE.

Appendix A
CLEAN HARBORS, INC.
AMENDMENT TO SECTION 6(m) OF
2014 ANNUAL CEO INCENTIVE PLAN

This Amendment to the Clean Harbors, Inc. 2014 Annual CEO Stock Incentive Plan (the “Plan”), is hereby made and adopted by the Compensation Committee of the Board of Directors of Clean Harbors, Inc. (the “Company”), this Amendment to become effective subject to and on the date (the “Effective Date”) on which this Amendment shall be approved by the shareholders of the Company, all in accordance with Section 5(c) of the Plan.

1.    As of the Effective Date, Section 6(m) of the Plan is amended to read as follows (with the marked changes showing the revisions to the wording of such Section as heretofore in effect):

(m) “Performance Criteria” means one or more pre-established, objective measures of performance by the Company during a Plan Year selected by the Committee in its discretion to determine whether an Annual Incentive Bonus has been earned in whole or in part. Performance Criteria may be based on one or more of the following: the Company’s consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization, with such adjustments as are then described in the Company’s credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, return on total assets (excluding excess cash), return on long-term assets, return on invested capital, return on shareholder equity, health, safety and compliance statistics (“HS&C Compliance”), cash flow from operations, cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals (“Free Cash Flow”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company’s outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on the Company’s absolute performance under any such measure or measures for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies.

2.    Except as amended herein, all other terms and conditions of the Plan shall continue in full force and effect.

Appendix B
CLEAN HARBORS, INC.
MANAGEMENT INCENTIVE PLAN
[As Amended and Restated Effective January 1, 2017]
1.Purpose.
The purposes of this Management Incentive Plan (the “MIP”) are: (i) to provide a strong financial incentive for performance of the executive officers (other than the Chief Executive Officer) and certain other senior managers of the Company and its Subsidiaries by making available for each Plan Year potential bonuses (“Annual MIP Bonuses”) payable in cash based upon objective measures of corporate performance or satisfaction of certain other objective Personal Goals pre-determined for each Participant and (ii) to allow full deductibility of such bonuses under Section 162(m) of the Internal Revenue Code (the “Code”). Certain other terms used below are defined in Section 7 hereof.
The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall be responsible for administration of the MIP and for determining the terms and amounts of the Annual MIP Bonuses.
2.    Shareholder Approval.
The MIP is subject to the approval of the shareholders of the Company in a separate vote; in addition, shareholder approval of the Performance Criteria (including Personal Goals) must be renewed not less often than every five years. Approval of the MIP (and subsequent renewal of the approval of the Performance Criteria) shall require the affirmative, separate vote of the holders of a majority of the shares of common stock represented and cast on such proposal at the meeting. If the Company’s shareholders fail to approve the material Performance Criteria at least once in every five years, the MIP shall terminate. The MIP shall also terminate if so directed by the Board or by the Committee.
3.    Annual MIP Bonuses.
(a)    Establishment of Potential Annual MIP Bonuses. On or before the 90th day of each Plan Year (that is, before March 30 in the case of a calendar year or, in the case of a Plan Year that is less than 360 days, before the lapse of 25% of the period), the Committee shall determine and set forth in writing:
(i)    the Performance Criteria for such Plan Year and, where deemed appropriate by the Committee, a Threshold, Maximum and any Interim Levels of Achievement for each such Performance Criteria and how the amount of the Annual MIP Bonuses associated with such Performance Criteria shall be determined if the actual level of achievement relating to such Criteria is between such respective Levels of Achievement;
(ii)    in the case of Annual MIP Bonuses under the Senior Executive Incentive Program (the “SEIP”) described below, the Personal Goals for such Plan Year and, where deemed appropriate by the Committee, a Threshold, Maximum and any Interim Levels of Achievement for each such Personal Goal; and
(iii)    the respective amounts of Annual MIP Bonuses which can potentially be paid based on attainment of each such Level of Achievement. Each Annual MIP Bonus may be expressed as a percentage of each Participant’s Base Compensation for the Plan Year, as a fixed dollar amount, or in any other manner as the Committee may determine provided that the amount thereof can be objectively calculated.
In no case shall the Committee determine any Performance Criteria or Personal Goal which, as of the time it is determined, is substantially certain to be achieved.
(b)    Maximum Bonus. In no case shall the total Annual MIP Bonus payable to any individual Participant in any Plan Year under the MIP exceed $2,000,000.
(c)    Eligible Employees. Each of the members of the Executive Staff (except the Chief Executive Officer) and each of the other senior managers of the Company and its Subsidiaries shall be eligible to participate in the MIP, subject to selection by the Chief Executive Officer. At the beginning of each Plan Year, the Company’s Chief Executive Officer, based on advice from the Executive Staff, will select as Participants in the MIP for that Plan Year certain executive officers and senior managers of the Company and its Subsidiaries based on each such employee’s potential contribution to the performance of the Company and its Subsidiaries for that Plan Year.
(d)    Performance Criteria and Personal Goals. Each of the Performance Criteria (including Personal Goals) and the Levels of Achievement relevant thereto shall be objective. Each shall be considered objective if a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such Level of Achievement has been achieved and (2) the total amount of the Annual MIP Bonus (if any) for each Plan Year which shall be payable based upon such performance. No Performance Criterion or Personal Goal shall be determined which is not identified in Section 6 of this MIP.
(e)    Extraordinary Events. To the extent that the Committee determines following the establishment of the Performance Criteria, Personal Goals and Levels of Achievement for any Plan Year that a change (either an increase or a decrease) is appropriate in order to adjust for effects of extraordinary events (such as a material acquisition or divestiture or change in accounting methods) as determined under GAAP, which affect the calculation of such Criteria, Personal Goals or Levels of Achievement and which become effective during such Plan Year, the Committee shall have authority to make such change by setting forth the revised terms thereof in writing.
(f)    Supplemental Executive Incentive Program (the “SEIP”). The SEIP shall be part of this MIP and subject to all requirements set forth herein. Pursuant to the SEIP, the Committee shall have authority to award to any member of the Executive Staff a Supplemental Executive Incentive Bonus (which shall be considered an Annual MIP Bonus) of up to a specified percentage of Base Compensation (or a fixed dollar amount) if such Participant meets or exceeds during a Plan Year the Personal Goals which are established by the Committee for such Participant in the same manner as the Committee shall establish other Performance Criteria hereunder.
(g)    Determination and Certification of Annual MIP Bonuses. Within 75 days following the end of each Plan Year, the Committee shall determine and certify in writing to the Board (i) whether or not each of the Performance Criteria for such Plan Year has been satisfied and, if so, at what Level of Achievement, (ii) whether or not any Personal Goals established for any Participant for such Plan Year have been met and, if so, the level of Achievement, and (iii) the amount, if any, of the total Annual MIP Bonus payable for such Plan Year to each of the Participants. In all cases the amount of any Annual MIP Bonus shall be determined strictly based on the achievement of one or more Performance Criteria (which may include Personal Goals) which are objective and pre-established by the Committee as set forth herein, provided, however, that the Committee may, if it deems it to be in the best interests of the Company, decrease (but not increase) or eliminate the amount of the potential bonus from that calculated. The amount of any Annual MIP Bonus, as so certified by the Committee, shall be communicated in writing to each Participant and shall be payable to such Participant as provided in Section 3(j).
(h)    Definition of Accounting Terms. Unless otherwise so determined by the Committee and reflected in the terms of the potential Annual MIP Bonus established pursuant to Section 3(a), accounting terms used by the Committee in establishing the Performance Criteria, Levels of Achievement and Personal Goals shall be defined, and the results based thereon shall be measured, in accordance with GAAP.
(i)    Employment Requirement for Annual MIP Bonus Payments and Exceptions Thereto. In order to be eligible to receive an Annual MIP Bonus for any Plan Year, a Participant must be employed by the Company or a Subsidiary both (i) on the last day of such Plan Year, and (ii) except in the case of a termination of employment due to death, disability or a layoff (but not including either voluntary termination or termination for “cause” as determined by the Committee) after the last day of such Plan Year, on the date when the Annual MIP Bonus is paid.
(j)    Time of Payment. Any Annual MIP Bonus to which a Participant becomes entitled under the MIP with respect to a Plan Year shall be paid in a single lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but in no case later than the March 15th immediately following completion of the Plan Year.
4.    Compensation Committee.
(a)    The MIP shall be administered by the Compensation Committee (the “Committee”) of the Board, which shall be appointed by the full Board and which shall consist, during the term of the MIP, of not less than two members of the Board. Every member of the Committee shall be both an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and an “independent director” under the listing requirements of the New York Stock Exchange (or such other primary stock exchange on which the common stock of the Company may then be listed). No member of the Committee may be a current employee of the Company or any Subsidiary, or a current or former officer of the Company or any Subsidiary. No member of the Committee may receive remuneration from the Company or any Subsidiary other than normal and customary fees and other amounts payable for services as a director or member of a committee of the Board.
(b)    The Committee shall have the obligation and authority in its sole discretion, subject to and not inconsistent with the express provisions of the MIP, to administer the MIP and to exercise all the powers and authorities either specifically granted to it under the MIP or necessary or advisable in the administration of the MIP. Without limiting the foregoing, the Committee shall have authority to construe and interpret the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations deemed necessary or advisable for the administration of the MIP.
(c)    The Committee may appoint a chair and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the MIP. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the MIP from or through any Participant) and any shareholder.
(d)    No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Annual MIP Bonus hereunder.
5.    General Provisions.
(a)    No Right to Any Annual MIP Bonus or Continued Employment. Nothing in the MIP shall confer upon any Participant the right to (i) receive any Annual MIP Bonus, whether or not such bonus might otherwise be deemed to have been “earned” because of satisfaction of any Performance Criteria, if, and to the extent, the Committee may in its discretion elect under Section 3(g) to decrease or diminish the amount of or eliminate any potential Annual MIP Bonus; (ii) continue in the employ of the Company or any Subsidiary in any capacity or to be entitled to any remuneration or benefits not set forth in the MIP; or (iii) interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Participant’s employment. Furthermore, nothing in the MIP shall adversely affect the authority of the Board or the Committee to authorize any bonus or other payment to any employee of the Company or any Subsidiary whether or not such employee is then a Participant in the MIP, to the extent such bonus or other payment may be lawfully paid without giving effect to the terms of the MIP.
(b)    Withholding Taxes. The Company shall deduct from all payments under the MIP any taxes required to be withheld by federal, state and local governments.
(c)    Amendment and Termination of the MIP. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the MIP in whole or in part, provided, however, that no amendment shall be made without shareholder approval if such approval is necessary for Annual MIP Bonuses to qualify as “performance-based compensation” under Section 162(m) of the Code. Additionally, the Committee may make such amendments as it deems necessary to comply with any applicable laws, rules and regulations.
(d)    Participant Rights. No Participant in the MIP for a particular Plan Year shall have any claim to be granted any Annual MIP Bonus under the MIP for any subsequent Plan Year. Furthermore, there is no obligation for uniformity of treatment of Participants in the event that more than one Participant shall potentially be entitled to receive an Annual MIP Bonus with respect to any Plan Year or any subsequent Plan Year.
(e)    Unfunded Status of Annual MIP Bonuses. The MIP is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual MIP Bonus, nothing contained in the MIP or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.
(f)    Nonalienation of Benefits. No right or benefit under the MIP shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No potential right to receive any Annual MIP Bonus hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of the person entitled to such right or interest.
(g)    Interpretation. Each Annual MIP Bonus is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and in all particular respects the MIP is to be interpreted consistently with this intention.
(h)    Governing Law. The MIP and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law principles thereof), except to the extent that such law is preempted by federal law.
(i)    Effective Date. The effective date of the MIP, as amended and restated hereby, is January 1, 2017.
6.    Performance Criteria.
The Performance Criteria may include one or more of the following:
(a)    the Company’s consolidated revenues;
(b)    the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), which shall mean the Company’s “Adjusted EBITDA” as reported in the Company’s annual report on Form 10-K;
(c)    the Company’s “MIP EBITDA,” consisting of the Company’s EBITDA with certain additional adjustments established by the Committee for amounts which are not derived from the Company’s normal operations and over which the Participants do not exercise control such as acquisition and integration costs, adjustments to environmental liabilities, gains and losses from currency exchange rates, and changes in accounting principles;
(d)    the ratio of the Company’s EBITDA or MIP EBITDA to consolidated revenues (“EBITDA Margin”);
(e)    the Company’s cash flow from operations;
(f)    the Company’s “Free Cash Flow,” which shall mean the Company’s cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals;
(g)    the Company’s earnings per share;
(h)    the Company’s return on total assets (excluding excess cash);
(i)    the Company’s return on shareholder equity;
(j)    the Company’s return on invested capital; or
(k)    the Company’s return on long-term assets.
In the case of Annual MIP Bonuses under the SEIP, Personal Goals may include one or more of the following factors:
(l)    In the case of the Chief Financial Officer (“CFO”): maintenance of selling, general and administrative expenses as a percentage of revenues; cost reductions; the level of the Company’s revenues, income, EBITDA and/or free cash flow; reduction of average duration of the Company’s outstanding receivables (in days); improvements in compliance to risk-based internal audit function (as objectively measured); timely and accurate issuance of internal monthly financial reports and forecasts; leadership development (as objectively measured); improved health and safety performance (as objectively measured); and maintaining high standards in internal control assessments (as objectively measured);
(m)    In the case of any member of the Executive Staff having direct responsibility for a business segment: the level of the Company or that segment's revenues, income, EBITDA and/or free cash flow; reduction of average duration of outstanding receivables for the customers (in days) of such segment; improved health and safety performance by such segment (as objectively measured); improvement in profitability and/or utilization of staff and/or assets of such segment; leadership development (as objectively measured); and employee retention; and
(n)    In the case of any member of the Executive Staff having direct responsibility for other activities of the Company such as acquisitions, human resources, or corporate sales and marketing: specific improvements relating to such activities (as objectively measured), such as completion of acquisitions, integration of management, training and reporting systems of acquired businesses, improved utilization of staff and/or assets; implementation of new or improved computer or other management or reporting systems; acquisition or increased level of revenue from significant customer accounts or services offered; reduction of average duration of the Company’s outstanding receivables (in days); reduction of costs; improved health and safety performance (as objectively measured); leadership development (as objectively measured); and employee retention.
Performance Criteria (including Personal Goals) may be based on an absolute performance under such measure for the Plan Year or upon a comparison of such performance with the performance in a prior period, or the performance of a peer group.
In all cases, both the Performance Criteria and the manner of determining the Level of Achievement thereof must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such Level of Achievement has been achieved and (2) the total dollar amount of the bonus (if any) for each year which has been earned based on such performance.
7.    Definitions.
The following terms, as used herein, have the following meanings:
(a)    “Annual MIP Bonus” means any Annual MIP Bonus to which a Participant may become entitled pursuant to the MIP; provided, however, that the establishment by the Committee of a potential Annual MIP Bonus with respect to a Participant pursuant to Section 3(a) does not, by itself, entitle the Participant to payment of any such Bonus unless and until such Bonus becomes payable pursuant to other provisions hereof.
(b)    “Base Compensation” means the actual earned base salary which each Participant receives or is entitled to receive from the Company or any Subsidiary for such Participant’s services during any Plan Year.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Committee” means the Compensation Committee of the Board.
(e)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(f)    “Company” means Clean Harbors, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or any successor corporation.
(g)    “EBITDA” means the Company’s “Adjusted EBITDA” as reported in the Company’s Annual Report on Form 10-K.
(h)    “Executive Staff” means those senior executive officers of the Company and its Subsidiaries who report directly to the Company’s Chief Executive Officer.
(i)    “GAAP” means generally accepted accounting principles as used by the Company for purposes of preparing its financial statements for any Plan Year.
(j)    “Interim Level of Achievement” means any Level of Achievement between the Threshold Level of Achievement and the Maximum Level of Achievement which must be attained for a portion between the minimum and maximum portions of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.

(k)    “Level of Achievement” means a Minimum Level of Achievement, a Maximum Level of Achievement, and any Interim Levels of Achievement which may be established by the Committee in its discretion with respect to each Performance Criteria for each Plan Year.
(l)    “Maximum Level of Achievement” means a specified level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the maximum portion of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.
(m)    “MIP” means this Management Incentive Plan, as amended and restated hereby and as it may hereafter be amended and/or restated from time to time in accordance with its terms.
(n)    “Participant” means an employee of the Company or any Subsidiary who shall, based on such employee’s potential contribution to the corporate performance of the Company and its Subsidiaries for any Plan Year, be selected (as evidenced by a letter from the Company’s Chief Executive Officer to such Participant) by the Company’s Chief Executive Officer (based upon advice from the Executive Staff) to participate in the MIP for such Plan Year.
(o)    “Performance Criteria” means one or more pre-established, objective measures of performance during a Plan Year determined by the Committee in its discretion. Performance Criteria may include only one or more of those criteria (including Personal Goals) listed in Section 6 of this MIP.
(p)    “Personal Goals” means goals applicable to a Plan Year which are established by the Committee on the advice of the Company’s Chief Executive Officer with respect to any member of the Executive Staff. Personal Goals shall be considered to be Performance Criteria for all purposes under the MIP.
(q)    “Plan Year” means the Company’s fiscal year. In the event that a Participant becomes eligible and is added to the MIP later than the beginning of the fiscal year, the Plan Year as to that Participant will comprise such shorter period as runs from the effective date of such addition to the end of the fiscal year, but in no case less than 90 days.
(r)    “Subsidiary” means any company or other entity with respect to which the Company, either directly or indirectly through another Subsidiary, owns a majority of the common stock or other equity interests or otherwise has the power to vote or sufficient securities to elect a majority of the directors or other managers.
(s)    “Supplemental Executive Incentive Bonus” or “SEIP” means a portion of an Annual MIP Bonus to which a member of the Executive Staff may become entitled based on achievement by such member of one or more Personal Goals established by the Committee for such member for any Plan Year.
(t)    “Threshold Level of Achievement” means a minimum level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the minimum level of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.

CLEAN HARBORS, INC.
ATTN: JOSEPH M. DUNN
42 LONGWATER DRIVE
P.O. BOX 9149
NORWELL, MA 02061-9149

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect (4) Class I members of the Board of Directors of the Company to serve until the 2020 annual meeting of shareholders:	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Eugene Banucci 02 Edward Galante 03 Thomas Shields 04 John Welch

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve the Company's executive compensation	▢	▢	▢

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To recommend frequency of future advisory votes on approval of executive compensation.	▢	▢	▢	▢

The Board of Directors recommends you vote FOR proposals 4, 5 and 6.

NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000336357_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2016 Annual Report are available at www.proxyvote.com

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
June 7, 2017
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael L. Battles and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of common stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Wednesday, June 7, 2017, at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the Company's executive compensation, (iii) for approval of 1 year as the frequency of future advisory votes on executive compensation, (iv) for approval on an amendment to Section 6(m) of the Company's 2014 Annual CEO Incentive Plan, (v) for approval of the Company's Amended and Restated Management Incentive Plan, and (vi) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

0000336357_2 R1.0.1.15

Continued and to be signed on reverse side